SCHEDULE 14A INFORMATION

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TELLABS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tellabs, Inc., 1415 West Diehl Road, Naperville, Illinois 60563-2359

Notice of Annual Meeting of Stockholders

Date:	May 2, 2012
Time:	2:00 p.m., Central Daylight Savings Time
Place:	Northern Illinois University — Naperville Campus 1120 East Diehl Road Naperville, IL 60563-9347

Purposes of the Annual Meeting:

1.	To elect three directors to serve until the 2015 Annual Meeting of Stockholders;

2.	To approve, on an advisory basis, named executive officer compensation;

3.	To ratify the appointment of the Company’s independent registered auditor for the fiscal year ending on December 28, 2012;

4.	To transact such other business as may properly, in accordance with the Company’s bylaws, come before the Annual Meeting or any adjournment thereof.

Proxy voting:

Whether or not you plan to attend, you can be sure your shares are represented at the Annual Meeting by promptly voting and submitting your proxy by phone, Internet, or completing, signing, dating and mailing your proxy card in the enclosed envelope.

Who may attend the Annual Meeting:

The Board of Directors has fixed the close of business on March 12, 2012, as the record date for the Annual Meeting. Only stockholders of the Company as of the record date are entitled to notice of, to vote at and to attend the Annual Meeting.

Conduct of the Meeting:

For security reasons, personal items such as backpacks, briefcases, banners, cameras and other recording devices are not allowed in the Annual Meeting. Please leave them at home or lock them in your car. The Company has established an agenda for the meeting. At the conclusion of the presentations by the Chairman and the CEO there will be a question and answer period. Please hold all questions and comments until the moderator asks for stockholder questions.

Directions to the Annual Meeting:

For a map and directions to the Annual Meeting, please refer to the back page of this Proxy Statement.

By Order of the Board of Directors,

James M. Sheehan

Secretary

April 6, 2012

This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on April 6, 2012.

WE URGE YOU TO VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE BY (1) CALLING THE TOLL-FREE NUMBER (1.800.690.6903), (2) ACCESSING THE INTERNET WEB SITE AT www.proxyvote.com OR (3) COMPLETING, SIGNING, DATING AND MAILING THE ENCLOSED PROXY CARD.

Tellabs, Inc., One Tellabs Center, 1415 West Diehl Road, Naperville, Illinois 60563-2359

Proxy Statement

Tellabs, Inc.

One Tellabs Center

1415 West Diehl Road

Naperville, Illinois 60563-2359

The enclosed proxy is solicited by the Board of Directors (the Board) of Tellabs, Inc., a Delaware corporation (the Company), for use at the Company’s 2012 Annual Meeting of Stockholders (the Annual Meeting) to be held at 2:00 p.m. Central Daylight Savings Time on Wednesday, May 2, 2012. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 2, 2012: the Company’s Proxy Statement and 2011 Annual Report (Proxy Materials) are available at: www.tellabs.com/investors.

Voting Information

Who can vote?

Only stockholders of record as of the close of business on March 12, 2012 are entitled to notice of, to vote at, and to attend the Annual Meeting. At the close of business on that date, the Company had 365,777,250 shares of Common Stock outstanding.

For ten days prior to the Annual Meeting, a list of registered stockholders entitled to vote at the Annual Meeting will be available for inspection at the Company’s principal executive offices, 1415 West Diehl Road, Naperville, Illinois 60563-2359. If you would like to view the stockholder of record list, please call the Investor Relations department at 630.798.3602 to schedule an appointment.

How do I vote?

Stockholders are entitled to one vote for each share held. Stockholders may revoke a proxy at any time before it is voted by filing a written revocation notice with the Secretary of the Company or by duly executing a proxy bearing a later date. Proxies may also be revoked by any stockholder present at the Annual Meeting who expresses a desire to vote his or her shares in person.

If you are a beneficial owner, you must give instructions to your bank, broker or other holder of record to vote your shares. You should follow the voting instructions on the information you receive from your bank, broker or other holder of record. Without instructions, your broker or nominee is permitted to use its discretion and vote your shares only on certain routine matters. The vote to ratify the Company’s independent registered auditor is the only routine matter being considered at the Annual Meeting. None of the other proposals are considered routine matters and brokers will not be permitted to vote your shares. Accordingly, it is important for you to give voting instructions to your broker for voting your shares for these other matters. If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions.

Subject to any such revocation, all shares represented by properly executed proxies that are received prior to the Annual Meeting will be voted in accordance with the directions on the proxy. If no direction is made, the proxy will be voted FOR the election of each of the three nominees for director, FOR approval, on an advisory basis, of the Company’s named executive officer compensation, and FOR the ratification of the Company’s independent registered auditor. The inspectors of election will tabulate votes cast in person or by proxy at the Annual Meeting and will determine whether a quorum (a majority of the shares entitled to be voted) is present at the meeting.

What constitutes a valid quorum for the Annual Meeting?

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, whether in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

How many votes are needed for each proposal and how are the votes counted?

Election of Directors.    Under the Company’s bylaws, in an uncontested election a majority of the votes cast is required for the election of each director nominee. An uncontested election generally means an election where the number of nominees for director equals the number of directors to be elected. A “majority of the votes cast” means that the number of shares voted “for” a director must exceed the number of votes cast “against.” However, because one of the Company’s stockholders has notified the Company of its intention to nominate three directors for election to the Board to run against the current nominees and the stockholder only recently agreed to withdraw the nomination, the Company’s bylaws provide that the election for directors at this Annual Meeting will be a “contested election.” Therefore, as provided in the Company’s bylaws, directors will be elected at this Annual Meeting by plurality voting. You may vote “for” or “withhold” with respect to the election of each director. Only votes “for” or “withhold” are counted in determining whether a plurality has been cast in favor of a director. Abstentions and broker non-votes are not counted for purposes of the election of directors. You should note that, brokers are not permitted to vote shares in the election of directors without instructions from you. You should review the information from your broker on how to provide your broker voting instructions.

Ordinarily, in an uncontested election, the Company’s Corporate Governance Guidelines would require any nominee for director who does not receive a majority of the votes cast to tender his or her resignation. The Nominating and Governance Committee would then be required to make a recommendation to the Board with respect to whether to accept any such letter of resignation. The Board would then be required to take action with respect to this recommendation and to disclose its decision-making process and final decision. However, because the election for directors at this Annual Meeting will be a contested election, the above provisions of the Company’s Corporate Governance Guidelines will not apply for this Annual Meeting’s election.

All Other Proposals.    The affirmative vote of the holders of a majority of the shares of the Company’s Common Stock present or represented at the Annual Meeting and entitled to vote thereon is required for approval of the other proposals. Abstentions and shares not voted by stockholders of record present or represented at the Annual Meeting and entitled to vote will have the same effect as a vote cast against approval of the other proposals. Broker non-votes will have no effect on the approval of the other proposals.

How do I vote if I am a Tellabs 401(k) Plan participant?

A Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy will be provided to each participant in the Tellabs 401(k) Plan who holds the Company’s shares as an investment within the Plan. Pursuant to the Tellabs 401(k) Plan, each participant is entitled to direct the trustee of the Tellabs 401(k) Plan with respect to voting (i) the shares of Common Stock allocated to the participant’s accounts; (ii) a proportion of the shares allocated to accounts of participants who do not return voting instructions to the trustee; and (iii) a proportion of all unallocated shares. Subject to its fiduciary duties, the trustee will vote allocated shares in accordance with the instructions received and will vote shares with respect to which no instructions are received and all unallocated shares in the same proportion as the shares with respect to which instructions are received. Tellabs 401(k) Plan participants should return the proxy as provided therein. Pursuant to the Tellabs 401(k) Plan, the trustee will not disclose the directions set forth on any individual proxy to the Company or its directors or officers, except as may otherwise be required by law.

What is householding and how can I request it?

The SEC has adopted rules that permit companies and other intermediaries, such as brokers and banks, to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the applicable proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy materials, please notify your broker, direct your written request to Tellabs Investor Relations, 1415 W. Diehl Road, Naperville, IL 60563 or contact the Company at 630.798.8800. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request householding of their communications should contact their brokers.

Who pays for this proxy solicitation?

This proxy is solicited by the Board, and the cost of solicitation will be paid by the Company. Additional solicitation may be made by mail, personal interview, telephone or facsimile by Company personnel, who will not be additionally compensated for such effort. The cost of any such additional solicitation will be borne by the Company.

Where can I obtain additional information?

A copy of the Company’s 2011 Annual Report accompanies this Proxy Statement. More information about the Company, including electronic copies of the Company’s 2011 Annual Report and this Proxy Statement, is available on the Company’s Web site at www.tellabs.com/investors.

Proposals to be Voted Upon

Proposal 1 — Election of Directors

The Company has three classes of directors with staggered terms. Members of each class serve a three-year term. At the 2012 Annual Meeting, the terms of the Class II directors will expire.

The Nominating and Governance Committee conducts an annual review of the Board, each Board Committee and the Chairman of the Board based on input received from the Board and members of the Company’s management. Each Board Committee reviews the applicable results of these evaluations. The Board has adopted a set of Corporate Governance Guidelines, which the Nominating and Governance Committee is responsible for overseeing. A copy of the Nominating and Governance Committee’s current charter and the Company’s Corporate Governance Guidelines are available on the Company’s Web site at www.tellabs.com/investors.

In accordance with the Corporate Governance Guidelines, the Nominating and Governance Committee of the Board reviews the performance and qualifications of the members of the Board. Each director’s experience is evaluated in a matrix on whether he or she has some, moderate or extensive expertise in three main categories. These categories are Business Experience and Expertise; Industry and Technology Experience; and Related Experience. The Business Experience and Expertise category includes subcategories related to the skills needed to run a business ranging from profit and loss responsibility to corporate communication. The Industry and Technology Experience category focuses on technical knowledge and customer perspective. The Related Experience category includes other business, civic and philanthropic experience. The Board utilizes these categories to ensure that the Board composition is diverse in that a broad spectrum of relevant experience is represented. There are subcategories in each of these categories, so each Board member and potential candidate is evaluated based on twenty-one different criteria. All nominees and current directors have extensive experience in business management and profit and loss responsibility as well as strategic planning and perspective.

Several directors have extensive experience in optical technology, wireless networks, network architectures, telecom customers or broadband/access networks. A number of the directors have international experience. Additional information on each individual director or nominee, including: age, current employment, public company directorships for the past five years, the year such person joined the Tellabs Board, and other information concerning their specific experience, qualifications, attributes or skills relevant to their service on the Board is set forth below.

For your consideration and election, the Board has nominated the following three individuals as Class II directors: Bo Hedfors, Michael E. Lavin, Jan H. Suwinski.

If elected, the nominees for Class II directors will serve a term that expires at the Company’s 2015 Annual Meeting (or until their successors are elected and qualified). Unless otherwise instructed by you as a stockholder, it is intended that your shares represented by the enclosed proxy will be voted for these nominees, each of whom has been selected by the Board. All Class I and Class III directors, except as set forth below, plan to continue in office for the remainder of their terms or until their successors are elected and qualified.

The Company also considers the input of stockholders with respect to Board composition. In February 2012, the Company received a letter from a stockholder proposing to nominate three individuals for election to the Board. Based upon discussions with this and other stockholders regarding the benefits of having stockholder-identified individuals on the Board, the Company agreed to appoint Vincent D. Kelly and Gregory J. Rossmann to the Board immediately following the Annual Meeting to fill vacancies created by the announced retirements of William Souders and Linda Wells Kahangi, as explained below in Board Composition Following the 2012 Annual Meeting.

The Company is not aware of any other proposed nominees for directors. The Company anticipates that all of the nominees will be able to serve. However, if any nominee is unable to serve at the time of the Annual Meeting, your proxy will be voted for a substitute candidate nominated by the Nominating and Governance Committee of the Board and approved for nomination by the Board.

THE BOARD RECOMMENDS A VOTE FOR BO HEDFORS, MICHAEL E. LAVIN, AND JAN H. SUWINSKI AS CLASS II DIRECTORS TO HOLD OFFICE UNTIL THE 2015 ANNUAL MEETING OR UNTIL THEIR SUCCESSORS ARE ELECTED.

Class II Nominees for Director Whose Terms Will Expire in 2015 if Elected

Bo Hedfors, 68, retired. President of Hedfone Consulting, Inc. (telecom and Internet consulting) 2002-2009. President of Motorola Networks 1998-2002. President and chief executive officer of Ericsson, Inc. 1994-1998; chief technology officer of LM Ericsson 1990-1993. Chairman, Kineto Wireless, Inc. Director, Firetide, Inc. and E-Band Communications Inc. M.S.E.E., Chalmers University of Technology. Tellabs director since 2003.

Mr. Hedfors brings an international viewpoint to the Board as well as previous executive experience with other large public communications equipment suppliers. He has served on several public and private boards during his career. In addition to his current directorship, his recent public company director experience includes Openwave Systems, Inc. from 2002 through 2008 and Switchcore AB from 2002 through 2007.

Michael E. Lavin, 66, retired. Midwest area managing partner KPMG LLP 1993-2002. Partner 1977-2002. Director, Integrys Energy Group, Inc. B.B.A., University of Wisconsin. Tellabs director since 2003.

Mr. Lavin’s background in finance and accounting, and his experience as a senior executive of a global professional services firm, make him a valuable source of information regarding business management, profit and loss responsibility, financial reporting and audit processes. He has also served on several public and private boards and advised and counseled numerous private and public companies and their management throughout his career. In addition to his current directorship, his recent public company director experience includes SPSS, Inc. from 2005 until its sale in 2009.

Jan H. Suwinski, 70, clinical professor of Management and Operations, Cornell University, Johnson Graduate School of Management since 1996. Chairman, Siecor Corporation, 1992-1996. Executive vice president of OptoElectronics Group, Corning Incorporated 1990-1996. Director, Thor Industries, Inc. and ACI Worldwide, Inc. M.B.A. and B.M.E., Cornell University. Tellabs director since 1997.

Mr. Suwinski has experience running technology-based businesses as a senior executive at public companies. He provides expertise in business strategy, strategic alliances, global business and operations. He has also served as a director of several public and private companies over the past 20 years. In addition to his current directorships, his recent public company director experience includes Ohio Casualty Corporation from 2002 through 2007.

Class III Directors Continuing in Office Until 2013

Michael J. Birck, 74, chairman and co-founder of Tellabs. Chairman since 2000; chief executive officer 2002-2004; chief executive officer and president 1975-2000. Director, Molex Incorporated. M.S.E.E., New York University; B.S.E.E., Purdue University. Tellabs director since 1975.

As a co-founder and former CEO of Tellabs, Mr. Birck brings unparalleled knowledge of Tellabs’ business and technology. He has significant experience in the communications industry and has received a number of awards for innovation and entrepreneurship. Mr. Birck also has extensive public company director experience. In addition to his current directorship, his recent public company director experience includes Illinois Tool Works, Inc. from 1996 through 2008.

Linda Wells Kahangi, 48, executive director of Alpha Phi International Fraternity since 2009. President of New Edge Networks, an EarthLink subsidiary 2007-2008; executive vice president of small-to-medium business 2005-2007; executive vice president of operations 2000-2005. Vice president of engineering at MindSpring 1999-2000. Various management positions at Netcom 1996-1999; Sybase 1994-1996; Amdahl 1992-1994; GTE 1987-1992. M.B.A., St. Mary’s College; B.S., Iowa State University. Tellabs director since 2006.

Ms. Kahangi contributes expertise from the perspective of a service provider and an equipment supplier as the former president of a competitive local exchange carrier as well as experience in the operations of an innovative internet service provider. She has more than 20 years of high-tech industry experience, including various management positions at both public and private companies. She also contributes financial expertise with over 12 years of significant profit and loss and cost management experience, as well as risk management experience from over 8 years managing EarthLink’s business continuity, disaster recovery, information security, and IT components of Sarbanes Oxley compliance.

Robert W. Pullen, 49, president and chief executive officer of Tellabs since 2008. Vice president and general manager of global services 2005-2008; senior vice president of North American sales 2002-2005; various management, engineering and sales positions at Tellabs 1985-2002. Chairman emeritus, executive board of Telecommunications Industry Association (TIA). M.B.A., Northwestern University; B.S.E.E., University of Illinois. Tellabs director since 2008.

As the CEO of Tellabs, Mr. Pullen has been instrumental in spearheading and articulating Tellabs strategy. He brings a deep understanding of the market and the Company due to his various positions within Tellabs as well as his participation with TIA. He is a seasoned industry expert with more than 25 years of experience at Tellabs in a broad variety of roles including research and development, sales and services.

Vincent H. Tobkin, 60, senior advisor, retired director and global telecom/technology practice leader of Bain & Company 1992-2009. General partner and a founder of Sierra Ventures 1984-1992. Partner and consultant with McKinsey and Company 1976-1984. J.D. and M.B.A., Harvard University; S.B. and S.M., Massachusetts Institute of Technology. Tellabs director since 2010.

Mr. Tobkin brings a vast knowledge of the telecommunications industry and business practices to assist the Board and management to focus on executing strategy. He has public company board experience and has advised public companies and their executives throughout most of his career.

Class I Directors Continuing in Office Until 2014

Frank Ianna, 62, chief executive officer of Attila Technologies LLC since 2007. President of AT&T Network Services 1998-2003; various executive and senior management positions at AT&T 1990-1998; various management and staff positions at AT&T 1972-1998. Director, Sprint Nextel. M.S.E.E., Massachusetts Institute of Technology; B.E.E.E., Stevens Institute of Technology. Tellabs director since 2004.

Mr. Ianna is currently CEO of a firm providing innovative solutions to communications providers and brings expertise in the area of communications technology as well as many years of experience as an executive of one of the largest telecom providers in the U.S. He served at AT&T for more than 30 years, beginning as a member of the technical staff at Bell Telephone Laboratories. In addition to his current directorship, Mr. Ianna also has extensive experience as a public company director, most recently at Clearwire Corporation from November 2008 through June 2011.

Stephanie Pace Marshall, Ph.D., 66, retired. Founding president and president emerita of Illinois Mathematics and Science Academy since 1986. Ph.D., Loyola University; M.A., University of Chicago; B.A., Queens College. Tellabs director since 1996.

Dr. Marshall contributes significant expertise and experience in building a successful organization, organizational cultures, and innovative thinking with regards to leadership, training, and the importance of innovating with science and technology. She has extensive private board experience and has served in CEO, senior leadership and management positions throughout her career. Dr. Marshall also has beneficial philanthropic experience including as a Trustee for the Society for Science and the Public and a Fellow of the Royal Society for the encouragement of Arts, Manufactures and Commerce.

William F. Souders, 83, retired. Chairman and chief executive officer of Emery Air Freight Corporation 1988-1989. Executive vice president and director at Xerox Corporation 1974-1986. B.A., Lake Forest College. Tellabs director since 1990.

Mr. Souders brings a wealth of experience in management, operations, distribution and quality management from his work at Emery and Xerox, as well as a deep familiarity with Tellabs due to his many years of service on the Tellabs Board. He has served as a senior executive for public companies.

Board Composition Following the 2012 Annual Meeting

As previously announced, two of the Company’s directors, William Souders and Linda Wells Kahangi, will retire from the Board effective at the conclusion of the Annual Meeting. Mr. Souders is a Class I director (with a term expiring at the 2014 annual meeting of stockholders), and Ms. Kahangi is a Class III director (with a term expiring at the 2013 annual meeting of stockholders). The Board expresses its sincere gratitude for the valuable insights and contributions of Mr. Souders and Ms. Kahangi during their service on the Board.

In connection with discussions the Company had with several of the Company’s significant stockholders, the Company has entered into an agreement with Dialectic Capital Partners, LP (Dialectic) pursuant to which the Company has agreed to appoint Gregory Rossmann as a Class III Director and Vincent Kelly as a Class I Director to serve the remaining terms of the vacant directorships created by the retirement of Ms. Kahangi and Mr. Souders, respectively. Mr. Kelly and Mr. Rossmann will join the Board immediately following the Annual Meeting. Set forth below is biographical and other information for each of Mr. Kelly and Mr. Rossmann.

Vincent D. Kelly, 52, president and chief executive officer of USA Mobility, Inc. since 2004. President and chief executive officer at Metrocall 2003-2004; chief operating officer at Metrocall 2002-2003; chief financial officer, treasurer and executive vice president at Metrocall 1989-2003. Certified public accountant at Bruner, Kane & McCarthy Ltd. 1983-1987. Director, USA Mobility, Inc. B.S., George Mason University.

Mr. Kelly provides over 20 years of experience in the communications industry in various executive roles including as a chief executive officer of a public company. He will provide the Board additional business management and financial and accounting expertise. In addition to his current directorship, his recent public company director experience includes Penton Media, Inc. from 2003 through 2007.

Gregory J. Rossmann, 50, senior managing director of GJR Capital Management since 2009. Managing director of The Carlyle Group 2007-2009. Managing director at Pequot Capital Management, Inc. 2000-2007. Managing director and partner at Broadview International 1994-2000. Manager of new business development at Dynatech Corporation 1991-1994. Product line management and engineering roles at Advanced Micro Devices, Inc. and National Semiconductor Corporation prior to 1994. Director, NETGEAR, Inc. M.B.A., Santa Clara University; B.S., University of Cincinnati.

Mr. Rossmann’s extensive technology, private equity, and investment banking experience will enable him to provide the Company with expertise on global markets, corporate development and strategy initiatives. He serves on several private boards in addition to his current public company directorship.

Proposal 2 — Advisory Resolution to Approve Named Executive Officer Compensation

The Company is asking its stockholders to indicate approval of its named executive officer (NEO) compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the Company’s NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of NEOs as described in this Proxy Statement. Accordingly, the Company asks the stockholders to vote FOR the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure.”

As described in detail under the heading Compensation Discussion and Analysis, the Company’s executive compensation program is designed to attract, motivate, and retain NEOs who are critical to the Company’s success. This program does so by compensating the NEOs for performance as evidenced by the Company’s financial performance, the Company’s achievement of strategic objectives and individual performance. Please read the Compensation Discussion and Analysis for additional details about the Company’s executive compensation program, including information about the fiscal year 2011 compensation of the Company’s NEOs.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. The vote will provide the Board and Compensation Committee with information relating to the opinions of the stockholders which the Compensation Committee will consider as it makes determinations with respect to future action. Last year, stockholders approved the Company’s say on pay proposal with votes in favor equaling around 92% of the votes cast on the proposal.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

Proposal 3 — to Ratify Appointment of the Independent Registered Auditor

The Audit and Ethics Committee has selected Ernst & Young LLP (Ernst & Young), independent registered auditor, as the Company’s independent registered auditor for fiscal year 2012, as it has done since 1997.

Before making its determination on appointment, the Audit and Ethics Committee carefully considers the qualifications and competence of candidates for the independent registered public accounting firm. For Ernst & Young, this has included a review of its performance in prior years, its independence and processes for maintaining independence, the results of the most recent internal quality control review or Public Company Accounting Oversight Board (PCAOB) inspection, the key members of the audit engagement team, the firm’s approach to resolving significant accounting and auditing matters including consultation with the firm’s national office, as well as its reputation for integrity and competence in the fields of accounting and auditing.

Although action by the stockholders in this matter is not required, the Audit and Ethics Committee believes that it is appropriate to seek stockholder ratification of this appointment in light of the critical role played by independent registered auditors in maintaining the integrity of Company financial controls and reporting, and the Audit and Ethics Committee will seriously consider stockholder input on this issue. A representative of Ernst & Young is expected to be present at the Annual Meeting to answer appropriate questions and, if the representative so desires, to make a statement.

The following proposal will be presented for action at the Annual Meeting by direction of the Board:

“RESOLVED, that action by the Audit and Ethics Committee appointing Ernst & Young as the Company’s independent registered auditor to conduct the annual audit of the Company’s consolidated financial statements and management’s assessment of internal controls over financial reporting for the current fiscal year is hereby ratified, confirmed and approved.”

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY’S INDEPENDENT REGISTERED AUDITOR.

Corporate Governance

Corporate Governance Guidelines

As noted above, the Company has adopted Corporate Governance Guidelines. The primary purpose of these guidelines is to document the role of the Board and management, its composition and leadership, Board operations, Board committees, and Board and management evaluations. Each director and the Board are expected to promote the best interests of the stockholders in terms of corporate governance; fiduciary responsibilities; compliance with applicable laws and regulations; and maintenance of accounting, financial and other controls. The Board’s responsibility is to provide effective guidance of the affairs of the Company for the benefit of its stockholders and other constituencies. This guidance includes overseeing the conduct of the Company’s business and, where appropriate, approval of the Company’s financial objectives, major corporate plans, strategies and tactics. In addition, the Board selects the Company’s CEO; delegates to the CEO the authority and responsibility to manage the Company’s operations; acts as an advisor and counselor to the CEO and senior management; and evaluates the CEO’s performance.

Board Leadership Structure

When Mr. Birck originally stepped down as CEO and President in 2000, the Company separated the position of Chairman from the CEO position. Because Mr. Birck continues to serve as an executive officer in his role as Chairman, the Board has established a lead director position. The lead director role rotates at each meeting of the independent directors between the chairs of the permanent Board Committees. The Company believes that this separation of responsibilities provides a balanced approach to managing the Board and overseeing the Company.

In addition, the Nominating and Governance Committee, which is comprised entirely of independent directors, holds significant governance responsibilities. The key responsibilities of the Nominating and Governance Committee include:

•

Working with the Chairman of the Board to ensure that the Board and the committees of the Board have the appropriate size, composition, skills, experience, orientation and training to support the needs of the Company.

•

Providing oversight to ensure that the Board and the Board Committees, as appropriate, have adequate operational structure and accountability in the key areas of strategic planning, financial control, succession planning, executive compensation, risk oversight, compliance and corporate governance (including any conflict of interest).

•	Establishing processes for evaluating the performance of the Board, the Committees of the Board and the Chairman of the Board.

•

Reviewing and making recommendations regarding the Company’s compensation philosophy for Board members and reviewing and making recommendations to the Board regarding the amount and form of compensation to be paid to the Board.

•	Making recommendations to the Board of Directors regarding corporate governance practices.

•	Reviewing, discussing with management and approving disclosures to be made with respect to the Board of Directors and the Committees.

The Board, lead director (on behalf of the independent directors) and each Committee are authorized to directly engage outside consultants and legal counsel to assist and advise the Board, lead director and each Committee as each believes useful or necessary. The Compensation Committee and the Nominating and Governance Committee use the services of an independent compensation consultant, Pearl Meyer & Partners, as an outside advisor (the Compensation Consultant).

Classified Board Structure

In November 2011, the Company received a request from a stockholder to include for consideration at the Annual Meeting a proposal relating to the Company’s classified board structure. The proposal sought stockholder approval of a resolution calling upon the Board to initiate steps to transform the Board to a de-classified structure. Following a dialogue with the stockholder, the Company has agreed to submit to stockholders at the 2013 Annual Meeting a proposal to de-classify the Board, and the stockholder withdrew the proposal. If approved at the 2013 Annual Meeting, beginning in 2014, directors up for election in that year will be elected to one-year, as opposed to three-year terms.

Director Training

The Company offers industry, market, corporate governance and financial education opportunities for its Board members. Each Board member is required to participate in educational programs (both internal and external) as deemed appropriate by each Board member. The Nominating and Governance Committee monitors each Board member’s educational activities.

Director Independence

Each of the Company’s directors, other than Messrs. Birck and Pullen, qualifies as “independent” in accordance with the applicable NASDAQ listing standards. In addition, as further required by the NASDAQ rules, the Board has made a subjective determination as to each independent director that no relationships exists that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Meetings Held in 2011 and Attendance

During 2011, 10 meetings of the Board, 16 meetings of the Audit and Ethics Committee, 8 meetings of the Compensation Committee, 4 meetings of the Nominating and Governance Committee, and 7 meetings of the Ad Hoc Strategy Advisory committee were held. Each director attended at least 75% of the total number of meetings of the Board and of the Committees on which such director served during 2011. All of the directors who were then serving attended the 2011 Annual Meeting of Stockholders. Each Board member is expected to attend the Annual Meeting unless extraordinary circumstances prevent him or her from doing so.

Independent Director Executive Sessions

Following the regular Board meetings, the independent directors conduct separate meetings without Messrs. Birck and Pullen. These sessions are chaired by the lead director.

Risk Oversight

Risk oversight is an important function of the Board. The Board oversees the enterprise-wide approach to risk management that the Company’s management team has designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance, minimize the Company’s overall risk profile and enhance stockholder value. The Board recognizes that a fundamental part of risk oversight is not only understanding the risks the Company faces and what steps the management team is taking to manage those risks, but also determining with management the level of risk appropriate for the business. The involvement of the Board in guiding the Company’s business strategy is a key part of setting an appropriate level of risk for the Company’s business.

While the Board has overall responsibility for risk oversight, the Board has made the Audit and Ethics Committee primarily responsible for risk oversight related to financial reporting and ensuring the Board has an appropriate overall risk oversight process.

The Company has implemented an enterprise risk management (ERM) program. The initial ERM assessment of the Company was performed in 2007. The ERM assessment is refreshed annually, updated continuously and reviewed quarterly with the Audit and Ethics Committee.

The Company’s ERM process includes:

•

Brainstorming sessions with the direct reports of the Company’s executive vice presidents, focusing on risks specifically identified for that business unit and function as well as risks impacting the Company as a whole;

•	Consideration of annual risk assessments performed by internal and independent registered auditors in conjunction with their audit planning;

•	Consideration of risks delineated in the Company’s periodic filings;

•	Compilation, consolidation and prioritization of risks;

•	Identification of current procedures and planned actions that mitigate major risks;

•	Assessment of residual risk;

•	Alignment of major risks with Company strategy;

•	Review and testing by the internal audit function; and

•	Regular updates with the CEO and his leadership team.

Additionally, on an annual basis, the management team provides the Board with a report on the ERM process including the status of management’s efforts to mitigate identified risks.

Compensation Risk Assessment

The Compensation Committee aims to establish company-wide compensation policies and practices that reward contributions to long-term stockholder value and do not promote unnecessary or excessive risk-taking. In furtherance of the Company’s ERM program in 2011, the Committee reviewed the Company’s compensation policies and practices. As a result of its review the Compensation Committee noted that:

•

The performance measures and goals for incentive-based compensation were tied to the Company’s strategic objectives and financial performance, thereby aligning the incentives with the Company’s risk profile.

•

The Company’s incentive plans do not provide an incentive to pursue short-term financial performance at the expense of long-term stockholder value. A significant portion of variable compensation is delivered in equity (stock options, restricted stock units [RSUs] and performance stock units [PSUs]) and is subject to multi-year vesting. The Compensation Committee believes that these equity awards reduce short-term focus in favor of emphasizing long-term value creation.

Because a significant portion of the compensation of the NEOs is tied to quantifiable measurements of actual Company performance and the actual level of achievement of each NEO’s personal performance goals, the Compensation Committee believes the Company’s executive compensation plans are appropriately structured and are not reasonably likely to result in material adverse effect on the Company.

Company Strategy

The Company has formalized an annual process for reviewing and updating the Company’s long term planning, business framework and strategy. Members of the management team coordinate with their teams the planning calendar, the accomplishment of the tasks and meeting of the deadlines and the progress on each strategic initiative. The outputs of this annual process, including the Company strategy and business framework are presented to the Board and refreshed, as necessary, during the year. The annual planning process provides the Board an opportunity to interact extensively with the Company’s senior leadership team and assists the Board in its succession planning responsibilities. Throughout the year, significant corporate strategy decisions are brought to the Board for review, discussion and direction.

Compensation Committee Interlocks and Insider Participation

During 2011, the following Board members served on the Company’s Compensation Committee: Bo Hedfors, Michael E. Lavin, Stephanie Pace Marshall, William F. Souders and Jan H. Suwinski. All decisions regarding the compensation of the executive officers were made by the Compensation Committee of the Board, which is composed entirely of non-employee, independent members of the Board. Although Messrs. Birck and Pullen made recommendations to the Compensation Committee with regard to the compensation of the other executive officers, including the NEOs, they did not participate in the Compensation Committee’s deliberations with respect to their own compensation.

Committees of the Board

The Board has three standing committees: the Audit and Ethics Committee, the Compensation Committee, and the Nominating and Governance Committee. The current members of the committees as of December 30, 2011, are identified below in the table.

Director	Audit and Ethics Committee	Compensation Committee	Nominating and Governance Committee
Bo Hedfors		✓	✓
Frank Ianna	✓		✓
Linda Wells Kahangi	✓		✓
Michael E. Lavin	Chair	✓
Stephanie Pace Marshall		✓	Chair
William F. Souders	✓	Chair
Jan H. Suwinski	✓	✓
Vincent H. Tobkin			✓

Audit and Ethics Committee

The Audit and Ethics Committee assists the Board in its general oversight of the Company’s financial reporting and disclosures, internal controls and audit functions. The Audit and Ethics Committee is directly responsible for the reappointment, retention, compensation and oversight of the work of the Company’s independent registered auditor. The Board has also made the Audit and Ethics Committee responsible for reviewing any related-person transactions involving the Company’s officers or directors for potential conflicts of interest. To monitor compliance with applicable laws, rules and regulations, the Audit and Ethics Committee has adopted the Tellabs Integrity Policy (Integrity Policy), a code of ethics applicable to all directors, officers and employees. The Integrity Policy provides for prompt and consistent enforcement of the code of conduct, protection for persons reporting questionable behavior, clear and objective standards for compliance and a fair process by which to determine violations. A copy of the Integrity Policy, as well as the Audit and Ethics Committee’s current charter, is available on the Company’s Web site at www.tellabs.com/investors. For additional discussion regarding the Company’s policies and procedures concerning related-person transactions, please see the section below entitled Policies and Procedures for Review and Approval of Related-Person Transactions.

The Board has determined that each member of the Audit and Ethics Committee is independent as defined by NASDAQ listing standards and has sufficient knowledge in reading and understanding the Company’s financial statements to serve on the Audit and Ethics Committee. The Board has determined that Ms. Kahangi and Messrs. Lavin and Souders meet the qualifications of an audit committee financial expert, as defined by SEC guidelines and as required by the applicable NASDAQ listing standards. Stockholders should understand that the financial expert designation is a disclosure requirement of the SEC, and does not impose on Ms. Kahangi or Messrs. Lavin and Souders any duties, obligations or liabilities that are greater than those that are generally imposed on them as Audit and Ethics Committee members or members of the Board. The Audit and Ethics Committee’s report is included later in this Proxy Statement.

Compensation Committee

The Compensation Committee is responsible for reviewing performance and executive succession planning, determining compensation for the executive officers of the Company and administering the Company’s equity-based compensation plans. The Committee also has risk oversight responsibility with respect to compensation policies and practices. The Board has determined that each member of the Compensation Committee is independent as defined by NASDAQ listing standards. The Committee’s report on executive compensation is included in the Compensation Discussion and Analysis section of this Proxy Statement. A copy of the Compensation Committee’s current charter is available on the Company’s Web site at www.tellabs.com/investors.

As mentioned previously, the Compensation Committee uses the services of the Compensation Consultant. The Compensation Consultant’s role is to provide independent, third party advice to assist the Compensation Committee in evaluation and design of the Company’s policies and programs on executive compensation and with other compensation decisions. While the Compensation Consultant reports directly to the Compensation Committee, there is interaction between the Compensation Consultant and Company management as part of the process of providing market and Company data regarding executive compensation to the Compensation Committee.

Compensation Committee meetings are held once per quarter. Teleconferences and ad hoc meetings are held as needed. Agendas are based on a pre-determined schedule of activities as set by the Compensation Committee, and other agenda items are added on an as needed basis. The Compensation Committee’s charter authorizes the Compensation Committee to delegate duties to standing and ad hoc subcommittees as it deems necessary or advisable.

At the request of the Compensation Committee, the Vice President, Human Resources, and the Director, Compensation and Benefits, develop recommendations on executive compensation matters prior to each meeting, in consultation with the CEO, other members of the management team and the Compensation Consultant. Management team members do not provide input on their own compensation.

Generally, the Vice President, Human Resources, and the Director, Compensation and Benefits, attend Compensation Committee meetings to present the management views and recommendations. The Compensation Committee requests that the CEO attend certain portions of the meetings to discuss the performance and present compensation recommendations for his direct reports. Additionally, the Committee requests the CEO’s perspective on the executive succession planning process and the overall compensation philosophy.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for evaluating Board composition, performance and compensation; soliciting, evaluating and making recommendations for candidates to the Board, including candidates recommended by stockholders; making recommendations regarding corporate governance matters and practices; and providing oversight of the Board’s operational structure and accountability. The Nominating and Governance Committee also conducts an annual review of the Board, each Board Committee and the Chairman based on input received from the Board and members of the Company’s management. Each committee reviews the applicable results of these evaluations. The Board has adopted a set of Corporate Governance Guidelines, which the Nominating and Governance Committee is responsible for overseeing. A copy of the Nominating and Governance Committee’s current charter and the Company’s Corporate Governance Guidelines are available on the Company’s Web site at www.tellabs.com/investors.

The Board has determined that each member of the Nominating and Governance Committee is independent as defined by NASDAQ listing standards. Stockholders who wish to communicate with the Nominating and Governance Committee concerning nomination of director candidates may do so by corresponding with the Secretary of the Company. These communications should include the name, biographical data and any other relevant information about the individual who is the subject of the communication and other information as required by the Company’s bylaws. In evaluating director candidates, the Nominating and Governance Committee considers a variety of factors including independence, diversity of business experience and expertise, industry and technical knowledge, and other related experience and knowledge.

Other Committees

From time to time the Board will establish ad hoc or special committees for a specific purpose. In 2011, the Board appointed an Ad Hoc Strategy Advisory Committee consisting of Messrs. Tobkin (Chair), Hedfors, Ianna and Suwinski. The Ad Hoc Strategy Advisory Committee served in an advisory capacity to management and as a liason to the Board. As such, the Ad Hoc Strategy Advisory Committee was responsible for reviewing the corporate strategic plan and alternatives developed by Company management; providing feedback, questions and counsel to management prior to presentation to the full Board; overseeing the development of the necessary information to evaluate strategic alternatives; and facilitating Board discussions of strategy and its implications. The Ad Hoc Strategy Advisory Committee provided its final report and recommendations to the Board in early 2012.

Director Compensation

The Nominating and Governance Committee is responsible for reviewing and making recommendations to the Board on compensation of the independent directors. The Nominating and Governance Committee has adopted the practice of reviewing such compensation for adjustment every two years. During 2011 the Compensation Consultant’s recommendations on cash compensation and equity were adopted and implemented. The compensation is intended to approximately target the 50th percentile of the market; however, even with the adjustments made, the total compensation for the Company’s independent directors was below the 50th percentile.

Compensation

In 2011, each independent director earned an annual cash retainer of $50,000, in addition to their cash retainers for serving on committees. The Audit and Ethics Committee member retainer was $10,000, the Compensation Committee member retainer was $8,000, the Nominating and Governance Committee member retainer was $6,000, and the Ad Hoc Strategy Advisory Committee member retainer was $6,000. In addition to the committee member retainer, the chair of the Audit and Ethics Committee earned an annual retainer of $12,000, the chair of the Compensation Committee earned an annual retainer of $10,000, the chair of the Nominating and Governance Committee earned an annual retainer of $6,000, and the chair of the Ad Hoc Strategy Advisory Committee earned an annual retainer of $6,000. In addition, a one-time lead director stipend of $5,000 was paid to the independent chairs of the Audit and Ethics Committee, the Compensation Committee, and the Nominating and Governance Committee for their work leading a review of corporate strategy initiatives of the Company and the eventual formation of the Ad Hoc Strategy Advisory Committee in 2011. No other retainers for committee members were earned during 2011. All retainers are paid in arrears for service rendered the previous year. In addition, the Company reimburses its directors for reasonable expenses in connection with attendance at Board and Committee meetings and the Company’s Annual Meeting.

In 2011, each independent director received approximately $30,000 in stock options and approximately $75,000 in RSUs calculated based on the closing price of the stock on the date of grant. All independent director equity grants are made annually on the last trading day of April and fully vest one year from the date of the grant.

If a director ceases to be a director of the Company for any reason other than retirement, death or disability options held by such director may be exercised, subject to the expiration date of the options, for three months after such termination, but only to the extent such options were exercisable on the date of termination. If a director has attained age 55 or older and is terminating due to retirement as stated in the Incentive Compensation Plan, options held by such director may be exercised, subject to the expiration date of the options, for up to three years after such termination. If a directorship is terminated because of disability, the option may be exercised, subject to the expiration date of the option, for up to three years (depending on the plan and award agreement governing that option) after such termination, but only to the extent the option was exercisable on the date of disability. In the event a directorship is terminated due to the death of a director, the option may be exercised, subject to the expiration date of the option, for up to one year after such termination, and such director’s unvested options shall fully vest. Options granted to non-employee directors under the Incentive Compensation Plan are not transferable.

Director Stock Ownership Guidelines

The Nominating and Governance Committee is responsible for establishing stock ownership guidelines for the independent directors. In October 2005, the Nominating and Governance Committee adopted guidelines that require each independent director to own stock valued at four times the annual retainer paid to the independent directors. The stock ownership guideline is to be met within five years after October 2005 or a director’s election to the Board if initially elected after October 2005. As of year-end 2011, each director has met or is on target to meet the ownership guidelines within the applicable five-year compliance window.

Director Compensation Table for 2011

The following table summarizes the total compensation earned by each member of the Company’s Board for service as a director during the fiscal year ended December 30, 2011. All equity awards were made under the Company’s stockholder approved plans. Since Messrs. Birck and Pullen were compensated as officers of the Company, they were not entitled to additional compensation as directors.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	Total
Michael J. Birck(2)	–	–	–	–
Bo Hedfors(3)	$70,000	$74,999	$29,999	$174,998
Frank Ianna(4)	$72,000	$74,999	$29,999	$176,998
Linda Wells Kahangi(5)	$66,000	$74,999	$29,999	$170,998
Michael E. Lavin(6)	$85,000	$74,999	$29,999	$189,998
Stephanie Pace Marshall(7)	$75,000	$74,999	$29,999	$179,998
Robert W. Pullen(8)	–	–	–	–
William F. Souders(9)	$83,000	$74,999	$29,999	$187,998
Jan H. Suwinski(10)	$74,000	$74,999	$29,999	$178,998
Vincent H. Tobkin(11)	$68,000	$74,999	$29,999	$172,998

(1)	Represents fair value of the award on the grant date, computed in accordance with Accounting Standards Codification (ASC) 718. A discussion of the assumptions used in calculating these values may be found in Note 10 to the 2011 audited financial statements on pages 66 through 69 of the Company’s 2011 Annual Report on Form 10-K which accompanies this Proxy Statement.

(2)	Mr. Birck also serves as the Company’s Chairman, which is an executive officer position. In 2011, Mr. Birck earned a salary of $499,000 as compensation for serving as Chairman. At his request, he did not receive equity awards in 2011. He is also entitled to other benefits that are available to the general employee population. Since Mr. Birck is paid as an employee of the Company, he does not receive compensation as a director.

(3)	At fiscal year-end 2011, Mr. Hedfors had 105,717 stock options outstanding and 15,306 RSU awards outstanding.

(4)	At fiscal year-end 2011, Mr. Ianna had 105,717 stock options outstanding and 15,306 RSU awards outstanding.

(5)	At fiscal year-end 2011, Ms. Kahangi had 51,296 stock options outstanding and 15,306 RSU awards outstanding.

(6)	At fiscal year-end 2011, Mr. Lavin had 105,717 stock options outstanding and 15,306 RSU awards outstanding.

(7)	At fiscal year-end 2011, Dr. Marshall had 80,717 stock options outstanding and 15,306 RSU awards outstanding.

(8)	Mr. Pullen is the Company’s President and CEO. Mr. Pullen’s compensation is reflected in the Summary Compensation Table below. Since Mr. Pullen is paid as an employee of the Company, he does not receive compensation as a director.

(9)	At fiscal year-end 2011, Mr. Souders had 105,717 stock options outstanding and 15,306 RSU awards outstanding.

(10)	At fiscal year-end 2011, Mr. Suwinski had 105,717 stock options outstanding and 15,306 RSU awards outstanding.

(11)	At fiscal year-end 2011, Mr. Tobkin had 26,296 stock options outstanding and 15,306 RSU awards outstanding.

Executive Compensation

Compensation Discussion and Analysis

Introduction

This section describes the Company’s executive compensation program and objectives. It also explains why the Company decided to pay each element of 2011 compensation shown in the Summary Compensation Table on page 21, which depicts the compensation for Robert W. Pullen, President and Chief Executive Officer; Timothy J. Wiggins, Executive Vice President and Chief Financial Officer; and the three highest paid of the other executive officers: Daniel P. Kelly, Executive Vice President, Global Products, Dr. Vikram R. Saksena, Executive Vice President and Chief Technology Officer, and Roger J. Heinz, Executive Vice President, Global Sales & Service. These five individuals are the NEOs for 2011. The subsections which follow describe the major elements of compensation awarded to the NEOs. They also explain how and why the Company arrived at the material compensation decisions in the context of the Company’s performance.

1.	Overview — 2011 Company Performance and NEO Compensation Actions

The Company’s performance in 2011 continued to be affected by lower overall economic levels and by the continuing efforts of the Company to invest in research and development efforts. While investments led to some product gains, the Company fell short of the financial performance expectations for the year which ended with a loss.

As a result, in keeping with the pay-for-performance objectives of the executive compensation program:

•	In the second half of the year, the Company initiated a temporary, 10% reduction in the base salaries of the NEOs, in recognition of cost-reduction efforts.

•	No bonuses were awarded to the NEOs for 2011.

•	2011 PSUs were earned at the threshold level (50% of the strategic goals), in recognition of achievement of certain market share and product development milestones.

2.	Summary — Elements of the Executive Compensation Program and Governance Practices

Executive Compensation Program

The Company’s compensation program is intended to enhance the overall performance of the Company and increase stockholder value over the long-term. A cost-effective, performance-based compensation program is used that takes into account both individual and Company performance.

NEO compensation is based on three levels of performance:

•	Financial performance of the Company;

•	Achievement of strategic corporate objectives; and

•	Individual performance.

To this end, NEOs receive base salaries, and are eligible to earn an annual cash bonus and long term equity incentives.

•	Base salaries provide a level of predictability to compensation. The Company targets NEO salaries to approximate the 50th percentile of market benchmarks.

•

Annual cash incentive awards are available to eligible employees, including the NEOs. If awarded, bonuses reflect achievement of overall Company financial and strategic goals, as well as achievement of individual goals.

•

Long-term incentives are equity-based and consist of stock options, RSUs, and PSUs. These awards are made under the stockholder-approved Incentive Compensation Plan. Long-term equity incentive awards provide strong encouragement to achieve long-term stockholder value and assist in retaining NEOs.

Governance Practices

The Company maintains good governance practices for the compensation of NEOs. Such practices include:

•

Say-on-Pay Vote: The Company conducted its first say-on-pay vote at the 2011 Annual Meeting and more than 92% of the votes cast were for approval of the 2010 executive compensation. The stockholders, consistent with the Company’s recommendation, also designated every year as the frequency with which the Company should conduct the say-on-pay vote. As a result, the Board of Directors committed to an annual say-on-pay vote. The Company’s 2011 executive compensation approach was in line with the 2010 approach approved by stockholders.

•

Stock Ownership Guidelines: Target stock ownership levels are set for the CEO at the lesser of 200,000 shares or four times base salary and for the other NEOs at the lesser of 50,000 shares or three times the respective officer’s individual salary. Each NEO has met or is on track to timely meet the applicable stock ownership requirements.

•	Minimal Perquisites: The Company provides very few perquisites to NEOs.

•

No Employment Agreements: NEOs do not have individual agreements with the Company. NEOs participate in the Company’s general salaried severance plan and are also covered by the Executive Continuity and Protection Plan in the event of a change in control.

•	No Defined Benefit Pension Plan or SERP: The Company does not maintain any defined benefit retirement arrangements or SERP for NEOs.

•	Stockholder Approved Equity Plan: Equity awards to the NEOs are granted pursuant to the terms of the Incentive Compensation Plan which was approved by Company stockholders in 2008.

3.	Executive Compensation Program — Objectives and Design

The Company’s executive compensation program is designed to link rewards with (i) the financial performance of the Company; (ii) the achievement of strategic corporate objectives; (iii) individual performance; and (iv) total returns to stockholders. It is the Company’s belief that this linkage aligns management with stockholder interests over the short and long term.

Specific objectives of the Company’s executive compensation program include:

•	Reinforcing the Company’s annual and long-term goals and objectives;

•	Providing the Company’s executives with opportunities to earn total and incentive compensation that is competitive with peers and targeted relative to the market; and

•	Attracting and retaining executives over time to ensure stability of the management team.

To support these objectives, the Compensation Committee established an NEO compensation program for 2011 benchmarked to the external marketplace that:

•

Delivered pay commensurate with performance by tying cash and equity incentives to achievement of specific Company and individual goals. The goals and corresponding compensation programs were structured to provide less than competitive pay for less than target performance, market competitive pay for target performance, and above market competitive pay for superior performance;

•	Allocated a significantly lower percentage of total compensation to “fixed pay” (base salary) than “variable pay” (bonuses and equity incentives);

•

Allocated a significant portion of total compensation to long-term equity incentives with multiple-year vesting requirements (in 2011 these long-term equity incentives included a combination of stock options, RSUs and PSUs); and

•	Considered the total compensation package in comparison with those of other Company executive officers for internal consistency.

4.	Benchmarking

The Compensation Committee considers market data when making executive compensation decisions. The Compensation Committee worked with the Compensation Consultant to define the market for executive compensation benchmarking purposes. The market, as used in this section, is based on proxy-disclosed data from two custom peer groups (described below) together with information from nationally recognized published surveys for general industry and the high-technology industry, adjusted for size. For the NEOs, the data is weighted equally between the combined peer group data and the published survey data. The Compensation Committee believes the two peer groups provide a useful set of reference points given the difficulty of identifying an adequate number of peers with sufficient business similarities. While the data is ultimately combined for benchmarking purposes, the data is also presented to the Compensation Committee by separate peer group to provide the Compensation Committee with a better understanding of the market data. The benchmarking focuses on the external market in which the Company competes for talent. Using the benchmarking data enables the Committee to compare the Company’s executive pay and overall pay structure to that of firms that are similar in terms of size and industry to the Company as to that of the general marketplace.

Communications Equipment Peer Group

This peer group included ten publicly traded firms similar to the Company in terms of industry, revenue, size and market capitalization. The annual revenue of these firms ranges from $690 million to $4.5 billion. Market capitalization of these firms ranges from $1.2 billion to $11.9 billion. Compared with this peer group, the Company is in the 54th percentile rank for revenue and the 14th percentile rank for market value. The communications equipment peer group firms are:

• ADTRAN Inc.	• Juniper Networks, Inc.
• Arris Group Inc.	• Polycom, Inc.
• Brocade Communications Systems, Inc.	• Riverbed Technology, Inc.
• CIENA Corp.	• ViaSat Inc.
• F5 Networks, Inc.	• JDS Uniphase Corporation

This year, CommScope, Inc. was removed from this peer group due to acquisition. Harris Corp. was also removed because its increase in size caused it to fall outside the range of comparability. Riverbed Technology, Inc. was added to the communications equipment peer group to replace CommScope, Inc. and Harris Corp.

Cross Industry Peer Group

This peer group includes the ten communications equipment peer group firms listed above plus nine firms from related high technology industries for a total of nineteen firms. The nine cross industry firms were similar to the Company in terms of revenue size and market capitalization. This larger peer group helps assure the Compensation Committee that the benchmarking analysis covers a sufficiently large number of companies, avoiding over-reliance on a small sample size. The annual revenue of these nineteen firms ranges from $690 million to $4.5 billion and the market capitalization of these firms ranges from $1.6 billion to $11.9 billion. The Company’s annual revenues for 2011 of approximately $1.3 billion and its $1.4 billion in market capitalization places it in the 32nd percentile rank for revenue and the 7th percentile rank for market value. The nine additional firms are:

• Akamai Technologies Inc.	• Molex Incorporated
• Amphenol Corporation	• Novellus Systems, Inc.
• Atmel Corporation	• Teradyne, Inc.
• Thomas & Betts Corporation	• Lam Research Corporation
• BMC Software Inc.

Broadcom Corporation was removed because it increased in size, placing it outside the size parameters of the peer group. Akamai Technologies Inc. and BMC Software Inc. were added to replace Broadcom Corporation.

The Compensation Committee, with the Compensation Consultant’s assistance, referenced data from these firms in order to gain a broad industry perspective on competitive executive pay norms and trends. The Compensation Committee also compared the Company’s financial performance and aggregate equity usage with this combined set of nineteen peer companies.

ELEMENTS OF COMPENSATION

There are three primary elements to the Company’s executive compensation program: base salary, annual cash incentive awards (bonuses) for meeting Company and individual goals, and long-term equity incentives. The Company also provides NEOs the benefits available to all the Company’s eligible employees and certain limited additional executive benefits.

Base Salary

Base salaries provide compensation for core positional responsibilities and give executive officers a level of predictability and security for one element of pay. The Compensation Committee has designed the Company’s compensation mix such that base salaries will represent less than one-third of an NEO’s total compensation (the sum of base salary, cash incentive awards and long term equity incentives). The base salary of the CEO accounts for approximately less than 20% of total compensation and the base salaries of the other NEOs account for approximately 30% of their respective total compensation at target levels of performance.

In general, an NEO’s base salary will approximate the 50th percentile of the market. For 2011, Mr. Pullen’s base salary approximated the 25th percentile of market, while other NEO salaries approximated the 50th percentile. Mr. Pullen’s base salary is lower than the 50th percentile compared to market due to the gap between his pre-promotion base salary and the 50th percentile for the CEO position. In adjusting his salary at the time of his promotion in 2008, the Compensation Committee decided against bringing the CEO’s salary to market median in a single year. Mr. Pullen’s base salary was subsequently affected by the Company-wide salary freeze in 2009, 2010 and 2011. In addition, the CEO and other NEOs were subject to a temporary, 10% reduction in base salary during the second half of 2011, in response to the Company’s financial performance and efforts to control fixed costs. The 10% reduction was restored effective at the beginning of 2012.

Cash Incentive Awards

2011 Bonus Plan

2011 Award Structure

The Company’s annual incentive plan (AIP) is the framework for bonus compensation under the Incentive Compensation Plan for eligible employees, including the NEOs. For the NEOs, the target award is set such that base salary plus target award (total cash compensation) approximates the market median (i.e., the 50th percentile). The actual award paid, if any, is based on the Company’s achievement against pre-established financial performance goals (the Company Component which is 70% of award determination) and each executive’s contribution to results (the Individual Component which is 30% of award determination). The maximum payable award is 150% of the target award for each NEO.

For 2011, Mr. Pullen’s target AIP award was set at 100% of his base salary, to place his target total cash compensation closer to the market median. The target AIP award level for each of the other NEOs for 2011 was 60% of base salary, which places their target total cash compensation at the market median.

The executive team recommends to the Compensation Committee the financial performance targets for the Company Component of the bonus plan based on the areas of focus in that year’s business framework. The business framework in 2011 placed emphasis on gross margin, sales, cost efficiency and market expansion. As a result, the recommended financial metrics were total revenue, growth portfolio products revenue, gross margin percentage and operating income. Each metric was weighted equally.

2011 Performance Goals

The executive team and the Compensation Consultant develop a set of target goals for each of the financial metrics in the AIP, along with threshold and superior levels of performance. The Compensation Committee reviews the executive team’s recommendations and either accepts or revises the performance goals. For 2011, the target levels of financial performance were:

FINANCIAL METRIC	PERFORMANCE TARGET
Total Revenue	$1,575 million
Growth Portfolio Products Revenue	$911.8 million
Gross Margin Percentage (non-GAAP)	43.1%
Operating Income (non-GAAP)	$78.5 million

Based on the Company’s business framework for the year, the threshold numbers were determined based on an estimated 80% to 85% probability of achievement. The target numbers were based on an estimated 60% to 65% probability of achievement. Superior numbers were estimated to have a 25% to 30% probability of achievement. For the Individual Component, individual goals are established for each NEO based on the business framework and the individual’s specific position and areas of responsibility. For 2011, goals included increasing market share, productivity improvement and cost efficiencies, progress toward milestones, increasing employee engagement and improved customer satisfaction.

2011 Bonus Determination

At the end of the fiscal year, the Compensation Committee determines the Company Component percentage based on the Company’s financial performance against the pre-established performance targets. The Company’s performance against each financial metric is scored.

The Company’s financial results for 2011 of total revenue of $1,285.2 million, the growth portfolio products revenue of $753.2 million, gross margin percentage of 39.9%, and operating loss of $34.0 million were all below threshold. As a result, the Company Component score was zero.

Concurrent with the determination of the Company Component, the CEO reviews the individual contributions of each of his direct reports, including the other NEOs, against their individual goals, which determines the remaining 30% of the AIP award for NEOs. Based on this review, Mr. Pullen makes a recommendation to the Compensation Committee regarding the Individual Component and the resulting total AIP award for each of the other NEOs. In general, the Company Component is a fixed percentage for each NEO. The Individual Component is presumed to equal the Company Component for each of the NEOs, subject to any adjustment made by the Compensation Committee based upon the level of achievement of each NEO’s individual goals. The Compensation Committee considers the CEO’s recommendations and may exercise its discretion in making the final determination. The Compensation Committee reviews Mr. Pullen’s performance against his individual goals and makes a final AIP Award determination in an independent session.

Due to the zero Company Component score, Mr. Pullen recommended a zero score for his and each NEO’s Individual Component. The Compensation Committee accepted Mr. Pullen’s recommendations and awarded no bonuses for 2011 to Mr. Pullen or the other NEOs.

2012 Bonus Plan

The 2012 recommended target bonus levels for the NEOs remain consistent with 2011 as a percentage of base salary. Bonus program goals for 2012 are aligned with the 2012 business framework that has been developed by the executive team and reviewed by the Compensation Committee and the Board. As with the 2011 bonus, 70% of the incentive opportunity will be based on Company financial results. The goals for 2012 are: total revenue, operating income, and gross margin percentage. The goals will be weighted as follows: 40% total revenue, 40% operating income, and 20% gross margin percentage. Gross margin percentage and operating income are measured on a non-GAAP basis. The other 30% of the incentive opportunity is based on individual contribution to the attainment of strategic objectives as set forth in their respective individual performance goals. Consistent with the 2011 bonus plan, the Compensation Committee has discretion and final authority over the size of any payout.

Long-Term Equity Incentives

2011 Equity Incentives

Long-term equity incentive awards for 2011 consisted of RSUs, PSUs and stock options. All equity awards are made under the Company’s Incentive Compensation Plan which was approved by stockholders in 2008. The executive compensation program, particularly the long-term equity portion, is designed to align executives’ interests with those of stockholders. Long-term equity incentive awards are intended to provide strong incentives to achieve sustained stock price appreciation. Long-term equity incentive awards assist in retaining NEOs (via multiple-year vesting periods) and, in the case of PSUs, further encourage achievement relative to pre-determined financial targets. The mix of long-term incentive vehicles may change from year to year, based on considerations of desired performance focus, retention needs and the balance of unvested equity held by the executives. The mix of equity incentives granted during 2011 was generally 30% options, 40% RSUs and 30% PSUs.

The grant date value of the long-term incentives is benchmarked to the median of the market. The Committee awarded Mr. Pullen 61% of his target total compensation in the form of long-term equity incentive awards in 2011. The Committee awarded the other NEOs a range of 47-53% of target total compensation in the form of long-term equity incentive awards. Specific grants for the NEOs are included in the Grants of Plan-Based Awards Table for 2011.

In accordance with the Incentive Compensation Plan, the exercise price for options is set at the closing price for a share of common stock on the date of the grant. Each RSU represents the right to receive one share of stock for each RSU that vests. Options and RSUs generally vest ratably over a three-year service period.

Each PSU earned also represents the right to receive one share of stock when the PSU vests. The number of PSUs earned under an award may range from zero to 2.0 times the PSU awarded, depending upon performance. The number of PSUs earned under the 2011 award was based on achievement of 12 strategic goals tied to product development, market share or market penetration objectives. Threshold performance was set at achievement of 50% of the objectives, at which 0.5 PSUs would be earned; 75% achievement would yield 1.0 PSUs; and achievement of 100% of the goals would earn 2.0 PSUs. When the strategic goals were established, the Committee believed that the target level performance was attainable and that completion of 100% of the objectives would require stretch performance. Subject to continued employment, one-third of the shares earned would be issued in annual installments in February 2012, February 2013 and Febuary 2014. This combination of performance hurdles and staggered payouts is intended to both motivate and reward recipients for superior short-term financial results and provide additional incentive for them to remain with the Company and achieve sustained performance throughout the payout period. These PSUs in particular align the recipients’ interests with stockholder interests.

The Company achieved market share and market penetration gains, product development achievement, and a customer service objective with respect to six of the strategic goals, which is achievement of 50% of the strategic objectives. As a result, the Committee determined that 0.5 PSUs were earned under the 2011 PSU awards to be paid in one-third increments as described above.

2012 Equity Incentives

For 2012, the Compensation Committee has determined to maintain a program consisting of stock options, RSUs and PSUs, similar in design to the long-term equity incentives granted in 2011, however a greater percentage of the awards will be in the form of PSUs to further support the Company’s philosophy of performance based pay.

5.	Other Elements of Compensation Program

Retirement Benefits

The Company does not maintain a defined benefit pension plan. The Company provides a qualified retirement savings plan, the Company’s 401(k) Plan, with a Company match of up to 4% of a participant’s salary to all eligible participants, including the NEOs. In addition, a discretionary retirement contribution for all eligible participants, including the NEOs, may also be approved by the Compensation Committee during their annual review of the 401(k) Plan. For 2011, a discretionary contribution equal to 2% of a participant’s eligible compensation, as defined in the Internal Revenue Code (IRC) was approved for all participants in the 401(k) Plan.

The Company maintains a nonqualified deferred income plan (Deferred Income Plan) for certain employees, including NEOs. This plan offers eligible participants a vehicle for additional retirement savings on a tax-deferred basis. Eligible employees may defer up to 75% of annual salary and 100% of bonus and a smaller subset of executives may defer 100% of RSUs. Employees select investments in the Deferred Income Plan from tracking funds that are a subset of the funds offered in the 401(k) Plan. Amounts deferred fully vest and are payable following termination of employment in accordance with an NEO’s election, subject to a six-month distribution delay in accordance with IRC section 409A, if applicable. The Company makes a catch-up contribution to the Deferred Income Plan for those NEOs who elect to participate in the Deferred Income plan during the plan year, contribute to the 401(k) Plan, and whose total compensation exceeds the IRS 401(k) compensation limit for the plan year. This contribution is calculated on the salary amount over $245,000, which was the limit for 2011.

The Company believes that these retirement plans assist the Company in attracting and retaining qualified executives.

Perquisites

The Company generally provides only limited perquisites consisting primarily of premium payments on executive variable life insurance policies and the reimbursement of taxes associated with the premium payments and the costs of a semi-annual physical examination. The Committee has eliminated the tax reimbursement, effective in 2012. The Company also may reimburse relocation costs for newly retained or relocated NEOs. The Compensation Committee does not believe the limited scope of perquisites available to the executive officers puts the Company at a competitive disadvantage in attracting and retaining executives.

Other Benefits

All eligible employees, including NEOs, may participate in general benefit programs, including health insurance (medical, dental, vision), long-term disability, accidental death and dismemberment insurance and Company-provided term life insurance. Executives, including the NEOs, also receive tax gross-ups on executive life insurance premiums. However, management recommended that starting in 2012, executives, including the NEOs, will not receive these tax gross ups.

Employment Contracts, Termination of Employment Arrangements, and Change in Control Arrangements

In 2005, the Company implemented an Executive Continuity and Protection Program to assist the Company in attracting and retaining well-qualified individuals to serve as executives and key personnel of the Company and to obtain from them certain restrictive covenants. The NEOs are currently subject to the terms and conditions of the Executive Continuity and Protection Program. None of the NEOs otherwise has an employment agreement with the Company.

The Executive Continuity and Protection Program provides for tax gross-up benefits with certain triggering events for participants covered under the Plan prior to 2011. These gross-ups were discontinued in 2011 for any new executives. For a detailed discussion relating to the Executive Continuity and Protection Program, please see the section below entitled Potential Payments upon Termination or Change in Control.

6.	Executive Stock Ownership Guidelines

The Company has stock ownership guidelines that apply to the executive officers, including the NEOs. These guidelines are in place to align the financial interests of the executives with those of the Company and its stockholders.

In July 2005, the Compensation Committee adopted revised stock ownership guidelines requiring the CEO to own the lesser of 200,000 shares or four times his or her base salary. All other executive officers, including the NEOs are required to own the lesser of 50,000 shares or three times the respective officer’s individual base salary. Each of the NEOs is required to attain this ownership level by the later of July 2010 or the fifth anniversary of the date he or she is appointed as an executive officer.

If an executive fails to comply with the guidelines, the Compensation Committee reserves the right to (i) limit future equity awards, (ii) require retention of portions of future equity exercises or shares that have vested or (iii) pay future bonus amounts in stock.

Stock directly owned, time-vested RSUs, options exercised and held, vested shares held in the 401(k) Plan and Deferred Income Plan, and stock acquired under the Company’s employee stock purchase plan prior to its suspension are counted toward fulfilling the ownership guidelines. Outstanding stock options (vested and unvested) as well as unearned PSUs do not count toward the ownership guidelines.

The Compensation Committee reviews compliance annually and as of fiscal year-end 2011, each of the NEOs has met or is on target to meet the ownership guidelines within the applicable five-year compliance window.

7.	Other Compensation Policies

Policy Regarding Accounting Treatment and Tax Deductibility

The Compensation Committee has approved the Company’s short-term and long-term incentive programs to provide for the deductibility of most compensation paid to the covered employees under the plans. However, the Compensation Committee reserves the right to provide for compensation to covered employees that may not be deductible under IRC Section 162(m). Overall, the Company believes the pay for performance based executive compensation is in the long-term interests of the stockholders. In 2011, the compensation paid to Mr. Pullen slightly exceeded the Section 162(m) cap due to the vesting of the RSUs awarded for his promotion to CEO.

The Compensation Committee will continue to evaluate the impact of IRC Section 162(m) and take such actions as it deems appropriate, including the payment of compensation under circumstances where the deductibility of such compensation may be limited.

The Company has structured the executive compensation programs and policies with the intention that they comply with Section 409A of the Code, which imposes additional taxes on executive officers for certain types of deferred compensation that are not in compliance with Section 409A.

Accounting considerations also play a role in the design of the executive compensation programs and policies. FASB ASC Topic 718 requires the Company to expense the cost of stock-based compensation awards. The Company considers the relative impact in terms of accounting cost in addition to other factors such as stockholder dilution, retentive impact and motivational impact when selecting long-term equity incentive instruments.

Recoupment

While the Company does not currently maintain a recoupment, or clawback policy beyond the requirements of Section 304 of Sarbanes-Oxley, the Company plans to implement a clawback policy as required to fully comply with the requirements of the Dodd-Frank Act once adopted by the SEC and NASDAQ.

Compensation Consultant

The Compensation Committee has used an independent Compensation Consultant to assist the Compensation Committee in developing and implementing the Company’s executive compensation program. The Compensation Committee is responsible for selecting the consultant, negotiating the fees that are paid to the consultant and determining the scope of the engagement. The Compensation Committee retained Pearl Meyer & Partners as its independent Compensation Consultant to advise it and the rest of the Board, as applicable, on matters related to the 2011 compensation of the Company’s executive officers. The Compensation Committee considers the Compensation Consultant to be independent from management pursuant to SEC standards as well as its internal policies. As part of its overall compensation assessment, the Compensation Consultant uses its proprietary compensation surveys and also examines the compensation practices of a peer group of publicly owned companies which may compete with the Company for executive and other managerial talent or share important characteristics (e.g., technology companies with similar talent needs and reasonably comparable revenue and/or market capitalization). A more detailed discussion of the Compensation Committee’s use of the Compensation Consultant is contained in the section above entitled Committees of the Board—Compensation Committee.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that this Compensation Discussion and Analysis be included in the Proxy Statement.

April 6, 2012

William F. Souders (Chair)

Bo Hedfors

Michael E. Lavin

Stephanie Pace Marshall, Ph.D.

Jan H. Suwinski

2011 Summary Compensation Table

The following table summarizes the total compensation paid to or earned by each NEO for the last three fiscal years. The Compensation Committee considers a number of factors, including equity and non-equity based compensation, to assess, determine and set total compensation for each of the NEOs (see the discussion in the section above entitled Compensation Discussion and Analysis). All equity awards were made under the Company’s stockholder approved plans.

The Company uses a number of factors and benchmarks to determine each element of compensation. These elements are then considered in the aggregate in an effort to balance market factors, individual performance, and Company needs and performance. The Company targets a specific ratio of fixed compensation and variable pay when evaluating and awarding total compensation. For additional information see the section above entitled Compensation Discussion and Analysis.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Robert W. Pullen(3)	2011	$575,769	–	$1,779,728	$793,586	–	–	$74,926	$3,224,008
CEO & President	2010	$600,000	$718,200	$1,376,776	$525,213	–	–	$68,843	$3,289,033
	2009	$600,000	$543,925	$1,202,857	$194,948	–	–	$58,534	$2,600,264

Timothy J. Wiggins(4)	2011	$364,470	–	$581,726	$267,500	–	–	$54,110	$1,267,806
EVP & CFO	2010	$379,808	$292,745	$640,917	$249,108	–	–	$49,353	$1,611,931
	2009	$379,808	$204,527	$653,700	$121,843	–	–	$44,136	$1,404,014

Daniel P. Kelly(5)	2011	$383,846	–	$422,321	$214,232	–	–	$49,048	$1,069,447
EVP Global Products	2010	$400,000	$241,096	$513,341	$199,419	–	–	$45,449	$1,399,305
	2009	$400,000	$192,000	$522,960	$97,474	–	–	$41,528	$1,253,962

Vikram R. Saksena(6)	2011	$326,269	–	$450,707	$187,478	–	–	$42,773	$1,007,227
EVP & CTO	2010	$340,000	$238,432	$449,194	$174,574	–	–	$40,844	$1,243,044
	2009	$340,000	$183,090	$802,500	$425,610	–	–	$33,493	$1,784,693

Roger J. Heinz(7)	2011	$326,269	–	$450,707	$187,478	–	–	$40,381	$1,004,836
EVP Global Sales & Service	2010	$340,000	$244,188	$449,194	$174,574	–	–	$38,606	$1,246,563
	2009	–	–	–	–	–	–	–	–

(1)	Represents fair value of the award on the grant date, computed in accordance with ASC 718. The fair value for PSU awards was calculated using the assumption that the target number for the goal was met resulting in a payout 1.0x share for the awards. As noted in the Compensation Discussion and Analysis section, the threshold was achieved at 50% and 0.5x shares will be paid out. A discussion of the assumptions used in calculation of these values may be found in Note 10 to the 2011 audited financial statements on pages 66 through 69 of the Company’s 2011 Annual Report on Form 10-K which accompanies this Proxy Statement.

(2)	Represents fair value of the award on the grant date, computed in accordance with ASC 718. A discussion of the assumptions used in calculation of these values may be found in Note 10 to the 2011 audited financial statements on pages 66 through 69 of the Company’s 2011 Annual Report on Form 10-K which accompanies this Proxy Statement.

(3)	For Mr. Pullen:
(a) the All Other Compensation column for 2011 includes (i) $42,941 representing Company contributions to his Deferred Income Plan account; (ii) $9,800 representing Company matching contributions and $4,900 representing Company profit sharing contributions to his 401(k) account; (iii) $12,151 for premiums paid for life and disability insurance; and (iv) $5,134 paid as reimbursement for taxes paid on certain life insurance benefits;
(b) the All Other Compensation column for 2010 includes (i) $37,321 representing Company contributions to his Deferred Income Plan account; (ii) $9,800 representing Company matching contributions and $4,900 representing Company profit sharing contributions to his 401(k) Plan account; (iii) $12,151 for premiums paid for life and disability insurance; and (iv) $4,671 paid as reimbursement for taxes paid on certain life insurance benefits;
(c) the All Other Compensation column for 2009 includes (i) $26,285 representing Company contributions to his Deferred Income Plan account; (ii) $9,800 representing Company matching contributions and $4,900 representing Company profit sharing contributions to his 401(k) Plan account; (iii) $12,878 for premiums paid for life and disability insurance; and (iv) $4,671 paid as reimbursement for taxes paid on certain life insurance benefits.

(4)	For Mr. Wiggins:
(a) the All Other Compensation column for 2011 includes (i) $24,601 representing Company contributions to his Deferred Income Plan account; (ii) $9,800 representing Company matching contributions and $4,900 representing Company profit sharing contributions to his 401(k) Plan account; (iii) $10,448 for premiums paid for life and disability insurance; and (iv) $4,361 paid as reimbursement for taxes paid on certain life insurance benefits. Mr. Wiggins resigned as CFO effective December 30, 2011.
(b) the All Other Compensation column for 2010 includes (i) $20,237 representing Company contributions to his Deferred Income Plan account; (ii) $9,800 representing Company matching contributions and $4,900 representing Company profit sharing contributions to his 401(k) Plan account; (iii) $10,448 for premiums paid for life and disability insurance; and (iv) $3,968 paid as reimbursement for taxes paid on certain life insurance benefits;
(c) the All Other Compensation column for 2009 includes (i) $14,311 representing Company contributions to his Deferred Income Plan account; (ii) $9,800 representing Company matching contributions and $4,900 representing Company profit sharing contributions to his 401(k) Plan account; (iii) $11,157 for premiums paid for life and disability insurance; and (iv) $3,968 paid as reimbursement for taxes paid on certain life insurance benefits.

(5)	For Mr. Kelly:
(a) the All Other Compensation column for 2011 includes (i) $21,689 representing Company contributions to his Deferred Income Plan account; (ii) $9,800 representing Company matching contributions and $4,900 representing Company profit sharing contributions to his 401(k) Plan account; (iii) $9,001 for premiums paid for life and disability insurance; and (iv) $3,658 paid as reimbursement for taxes paid on certain life insurance benefits;
(b) the All Other Compensation column for 2010 includes (i) $18,420 representing Company contributions to his Deferred Income Plan account; (ii) $9,800 representing Company matching contributions and $4,900 representing Company profit sharing contributions to his 401(k) Plan account; (iii) $9,001 for premiums paid for life and disability insurance; and (iv) $3,328 paid as reimbursement for taxes paid on certain life insurance benefits;
(c) the All Other Compensation column for 2009 includes (i) $13,731 representing Company contributions to his Deferred Income Plan account; (ii) $9,800 representing Company matching contributions and $4,900 representing Company profit sharing contributions to his 401(k) Plan account; (iii) $9,769 for premiums paid for life and disability insurance; and (iv) $3,328 paid as reimbursement for taxes paid on certain life insurance benefits.

(6)	For Dr. Saksena:
(a) the All Other Compensation column for 2011 includes (i) $13,418 representing Company contributions to his Deferred Income Plan account; (ii) $9,800 representing Company matching contributions and $4,900 representing Company profit sharing contributions to his 401(k) Plan account; (iii) $10,321 for premiums paid for life and disability insurance; and (iv) $4,334 paid as reimbursement for taxes paid on certain life insurance benefits;
(b) the All Other Compensation column for 2010 includes (i) $11,428 representing Company contributions to his Deferred Income Plan account; (ii) $9,800 representing Company matching contributions and $4,900 representing Company profit sharing contributions to his 401(k) Plan account; (iii) $10,321 for premiums paid for life and disability insurance; and (iv) $4,395 paid as reimbursement for taxes paid on certain life insurance benefits;
(c) the All Other Compensation column for 2009 includes (i) $3,425 representing Company contributions to his Deferred Income Plan account; (ii) $9,800 representing Company matching contributions and $4,900 representing Company profit sharing contributions to his 401(k) Plan account; (iii) $10,974 for premiums paid for life and disability insurance; and (iv) $4,394 paid as reimbursement for taxes paid on certain life insurance benefits.

(7)	For Mr. Heinz:
(a) the All Other Compensation column for 2011 includes (i) $15,455 representing Company contributions to his Deferred Income Plan account; (ii) $9,800 representing Company matching contributions and $4,900 representing Company profit sharing contributions to his 401(k) Plan account; (iii) $7,285 for premiums paid for life and disability insurance; and (iv) $2,941 paid as reimbursement for taxes paid on certain life insurance benefits.
(b) the All Other Compensation column for 2010 includes (i) $13,945 representing Company contributions to his Deferred Income Plan account; (ii) $9,800 representing Company matching contributions and $4,900 representing Company profit sharing contributions to his 401(k) Plan account; (iii) $7,285 for premiums paid for life and disability insurance; and (iv) $2,676 paid as reimbursement for taxes paid on certain life insurance benefits. Mr. Heinz joined Tellabs in September of 2008, but was not a NEO in 2009.

Grants of Plan-Based Awards Table for 2011

The following table reflects each plan-based award granted to each NEO for the fiscal year ended December 30, 2011. All awards identified in the following table were awarded under the Company’s Incentive Compensation Plan. All equity awards granted in 2011 were a part of the Company’s overall compensation program and no separate consideration was paid by any NEO for such equity awards (see the section above entitled Compensation Discussion and Analysis).

		Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options(2) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value(2)
Name	Grant Date	Threshold (#)	Target (#)	Superior (#)

Robert W. Pullen	2/24/2011	70,500	141,000	282,000				$762,810
	2/24/2011				187,970			$1,016,918
	2/24/2011					376,000	$5.41	$793,586

Timothy J. Wiggins	2/24/2011	23,764	47,528	95,056				$257,126
	2/24/2011				60,000			$324,600
	2/24/2011					126,741	$5.41	$267,500

Daniel P. Kelly	2/24/2011	19,032	38,063	76,126				$205,921
	2/24/2011				40,000			$216,400
	2/24/2011					101,503	$5.41	$214,232

Vikram R. Saksena	2/24/2011	16,665	33,310	66,620				$180,207
	2/24/2011				50,000			$270,500
	2/24/2011					88,827	$5.41	$187,478

Roger J. Heinz	2/24/2011	16,665	33,310	66,620				$180,207
	2/24/2011				50,000			$270,500
	2/24/2011					88,827	$5.41	$187,478

(1)	The amounts shown in the Threshold column of the Estimated Future Payouts Under Equity Incentive Plan Awards reflect the PSU minimum performance goal and the award would be 0.5x shares if this goal is met. If the PSU minimum performance goal is not met, there will not be a payout. The amounts shown in the Target Column represent the Target performance goal and the award would be 1.0x shares if this goal is met. The amounts shown in the Superior column reflect the stretch performance goal and the award would be 2.0x shares if this goal is met. A more detailed discussion of the PSUs is contained in the section above entitled Compensation Discussion and Analysis.

(2)	Represents fair value of the award on the grant date, computed in accordance with ASC 718. A discussion of the assumptions used in calculating these values may be found in Note 10 to the 2011 audited financial statements on pages 66 through 69 of the Company’s 2011 Annual Report on Form 10-K which accompanies this Proxy Statement.

Outstanding Equity Awards at Fiscal Year-End Table for 2011

The table below reflects all outstanding equity awards for each NEO for the fiscal year ended December 30, 2011. All equity awards were made under the Company’s stockholder approved plans.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Robert W. Pullen	250			$8.65	5/2/2012
	100,000			$6.01	7/1/2012
	30,000			$6.50	7/28/2013
	25,100			$9.31	10/4/2014
	18,000			$8.67	7/5/2015
	11,625			$12.98	7/5/2016
	10,000			$10.48	8/6/2017
	80,000			$5.40	5/5/2018
	61,333	30,667	(2)	$5.31	5/5/2019
	52,850	105,700	(3)	$8.83	5/5/2020
	0	376,000	(4)	$5.41	2/24/2021
						53,852	(5)	$217,562
						63,420	(6)	$256,217
						187,970	(7)	$759,399
						50,600	(8)	$204,424
						47,084	(9)	$190,219
						12,374	(10)	$49,991
						70,500	(11)	$284,820
Timothy J. Wiggins	54,066			$5.79	3/31/2013
	20,000			$6.50	7/28/2013
	42,300			$9.31	10/4/2014
	200,000			$8.67	7/5/2015
	20,000			$12.98	7/5/2016
	33,334			$5.40	5/5/2018
	38,333	19,167	(2)	$5.31	5/5/2019
	25,066	50,134	(3)	$8.83	5/5/2020
	0	126,741	(4)	$5.41	2/24/2021
						27,500	(5)	$111,100
						30,067	(6)	$121,471
						60,000	(7)	$242,400
						31,625	(8)	$127,765
						28,168	(9)	$113,799
						23,764	(11)	$96,007
Daniel P. Kelly	250			$8.65	5/2/2012
	5,000			$6.01	7/1/2012
	20,000			$6.58	7/1/2013
	30,400			$9.31	10/4/2014
	95,000			$8.67	7/5/2015
	20,000			$12.98	7/5/2016
	40,000			$5.40	5/5/2018
	30,666	15,334	(2)	$5.31	5/5/2019
	20,066	40,134	(3)	$8.83	5/5/2020
	0	101,503	(4)	$5.41	2/24/2021
						22,000	(5)	$88,880
						24,067	(6)	$97,231
						40,000	(7)	$161,600
						25,300	(8)	$102,212
						22,584	(9)	$91,239
						19,031	(11)	$76,885

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Vikram R. Saksena	100,000	75,000	(12)	$4.20	1/5/2019
	17,566	35,134	(3)	$8.83	5/5/2020
	0	88,827	(4)	$5.41	2/24/2021
						50,000	(13)	$202,000
						21,067	(6)	$85,111
						50,000	(7)	$202,000
						25,300	(8)	$102,212
						19,750	(9)	$79,790
						16,655	(11)	$67,286
Roger J. Heinz	25,000			$3.83	9/29/2018
	26,833	13,417	(2)	$5.31	5/5/2019
	17,566	35,134	(3)	$8.83	5/5/2020
	0	88,827	(4)	$5.41	2/24/2021
						13,417	(5)	$54,205
						21,067	(6)	$85,111
						50,000	(7)	$202,000
						22,138	(8)	$89,438
						19,750	(9)	$79,790
						16,655	(11)	$67,286

(1)	Value of shares represented by the outstanding stock awards based on $4.04, the closing price of the Company’s common stock on December 30, 2011, the last trading day of the fiscal year.

(2)	These options vest and become exercisable on May 5, 2012.

(3)	These options vest and become exercisable in equal annual installments through May 5, 2013.

(4)	These options vest and become exercisable in equal annual installments through February 24, 2014.

(5)	These awards vest on May 5, 2012.

(6)	These awards vest in equal annual installments through May 5, 2013.

(7)	These awards vest in equal annual installments through February 24, 2014.

(8)	These PSU awards vest on March 9, 2012 subject to continued employment through such date.

(9)	These PSU awards vest in equal annual installments through March 8, 2013, subject to continued employment through such date.

(10)	Mr. Pullen received a grant of additional PSUs on May 5, 2011, reflecting the Committee’s final determination of the CEO’s 2010 equity grant. These PSU awards vest in equal annual installments through March 8, 2013, subject to continued employment through such date.

(11)	These PSU awards vest in equal annual installments thorough February 24, 2014, subject to continued employment through such date as well as certain company performance goals, as described in the section above entitled Compensation Discussion and Analysis. The number of PSU shares was calculated based on the number of shares earned as a result of 2011 performance. As noted in the Compensation Discussion and Analysis section, the threshold was achieved at 50% and 0.5x shares were earned.

(12)	These options vested and became exercisable on January 5, 2012.

(13)	These awards vested on January 5, 2012.

Option Exercises and Stock Vested Table for 2011

The following table reflects option exercises and stock vested for each NEO during the fiscal year ended December 30, 2011. All equity awards were made under the Company’s stockholder approved plans.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Robert W. Pullen	–	–	227,532	(1)	$1,149,298
Timothy J. Wiggins	–	–	104,907	(2)	$517,406
Daniel P. Kelly	–	–	83,958		$414,092
Vikram R. Saksena	–	–	95,708		$574,204
Roger J. Heinz	50,000	$158,500	67,630		$332,928

(1)	For Mr. Pullen, payment of 61,273 of the 227,532 shares acquired on vesting were deferred into the Deferred Income Plan, with a value realized of $298,061. Mr. Pullen has been identified as a Key Employee and as such he is subject to a six month distribution payment delay pursuant to IRC Section 409A and upon termination the RSUs will be valued and paid out on the last day of the month in which Mr. Pullen’s last regular paycheck is paid and released pursuant to his distribution election.

(2)	For Mr. Wiggins, payment of 35,834 of the 104,907 shares acquired on vesting were deferred into the Deferred Income Plan, with a value realized of $167,703. Mr. Wiggins has been identified as a Key Employee and as such he is subject to a six month distribution payment delay pursuant to IRC Section 409A and upon termination the RSUs will be valued and paid out on the last day of the month in which Mr. Wiggins’ last regular paycheck is paid and released pursuant to his distribution election. Mr. Wiggins resigned effective as of December 30, 2011.

Nonqualified Deferred Compensation Table for 2011

The following table reflects information related to each NEO’s deferral of compensation during the fiscal year ended December 30, 2011, under the Deferred Income Plan. A more detailed discussion related to the Deferred Income Plan is contained in the section above entitled Compensation Discussion and Analysis.

Name	Executive Contributions in Last FY	Company Contributions in Last FY(1)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance 12/30/11
Robert W. Pullen(2)	$638,788	$37,321	$(82,807)	–	$3,125,837
Timothy J. Wiggins(3)	$172,508	$20,237	$(268,230)	–	$638,228
Daniel P. Kelly(4)	$19,231	$18,420	$5,700	–	$1,065,780
Vikram R. Saksena(5)	$96,725	$11,428	$(1,346)	–	$277,316
Roger J. Heinz(6)	$68,533	$13,945	$(33)	–	$229,786

(1)	The amounts in this column, although contributed in 2011, represent 2010 contributions by the Company-sponsored deferred compensation plan account and are reported as 2010 compensation in the Summary Compensation Table.

(2)	For Mr. Pullen, the amount identified in the Executive Contributions column represents deferred compensation and equity.

(3)	For Mr. Wiggins, the amount identified in the Executive Contributions column represents deferred compensation and equity.

(4)	For Mr. Kelly, the amount identified in the Executive Contributions column represents deferred compensation.

(5)	For Dr. Saksena, the amount identified in the Executive Contributions column represents deferred compensation.

(6)	For Mr. Heinz, the amount identified in the Executive Contributions column represents deferred compensation.

Potential Payments Upon Termination or Change in Control

The narrative and table below provide information regarding the incremental amount of compensation, if any, that would be paid to each of the NEOs in the event of (a) termination without cause or constructive termination, (b) voluntary termination or discharge for cause, (c) death or disability, (d) retirement, (e) a change in control (without termination) and (f) termination following a change in control. Unless otherwise noted, the amounts shown in this section assume that such termination or change in control was effective as of December 30, 2011. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company and may vary depending on the facts and circumstances surrounding such termination.

Overview

The Company maintains an Executive Continuity and Protection Program which requires the Company to provide incremental compensation to covered executives in the event of certain terminations of employment or a change in control as discussed in this section and shown in the table. All the NEOs are participants in the Executive Continuity and Protection Program.

Information with respect to the equity awards noted in this discussion can be found in the section above entitled Outstanding Equity Awards at Fiscal Year-End Table for 2011.

Termination Without Cause or Constructive Termination

Severance. None of the NEOs are covered by any written employment agreement that would contractually entitle them to severance benefits, other than the benefits contained in the Company’s general severance plan broadly applicable to eligible employees, in the event that one of them was terminated without cause or constructively terminated on December 30, 2011. The general severance plan takes into account an employee’s years of service and salary as factors in determining the benefits. As a result, NEOs who have more years of service combined with higher salaries have a higher amount shown below in the cash compensation column.

Outstanding Equity Awards. There are no acceleration provisions for termination without cause in the PSU awards, options or RSUs.

Voluntary Termination or Discharge for Cause

Severance and Equity Awards. The Company is not obligated to pay any amounts over and above vested benefits and vested awards if an executive officer’s employment terminates because of a voluntary termination or discharge for cause. In general, a discharge will be for cause if the executive has intentionally failed to perform his duties, engaged in illegal or gross misconduct that harms the Company, or has been convicted of a felony involving moral wrongdoing. Further, violation of the Company’s Integrity Policy may be grounds for a discharge for cause.

Death or Disability

Benefits. The Company provides employees, including NEOs, with group life, accidental death and dismemberment (AD&D) and disability insurance coverage. The standard group life and AD&D insurance benefit is equal to 150% of the executive’s annual base salary up to a maximum coverage of $600,000. The standard disability benefit is equal to 50% of the executive’s base salary up to a maximum monthly benefit of $10,000. There is no additional executive disability benefit. The Company also provides each NEO an executive life policy with a death benefit of 250% of the executive’s base annual salary as well as an executive AD&D policy with a benefit of $450,000. These benefits would be paid to the NEO or his beneficiary, in addition to the vested benefits, in the event of the NEO’s death or disability subject to the policy terms. The benefits payable under these policies (and the amounts disclosed in the table below) are provided by the Company to its NEOs and do not include any supplemental amounts that an executive may elect to individually obtain through the Company at his or her expense.

PSU Awards. There are no acceleration provisions for death or disability in the PSU awards.

RSU and Option Awards. In the case of a termination due to a disability, all options vested as of the date of the disability may be exercised, subject to the expiration date of such options, for up to three years (depending on the plan and award agreement governing that option) after such termination. In the case of a termination due to death, unvested options and RSU awards fully vest and all outstanding option awards may be exercised, subject to the expiration date of such awards, for up to one year after such termination. RSU awards and option awards do not contain accelerated vesting in the event an NEO becomes disabled.

Retirement

Severance. The Company is not obligated to pay any amounts over and above vested benefits if an NEO’s employment terminates because of retirement.

Equity Awards. In the event of a termination due to retirement on or after attaining the age of 55 years, all or a portion of each option award held, to the extent not then exercisable, shall become exercisable in accordance with the schedule below based on one point for the NEO’s attained age and one point for each year of continuous service with the Company as of the date of retirement (including continuous service with an entity prior to the date such entity was acquired by the Company or an affiliate of the Company, but excluding any service prior to January 1, 1975), and all option awards held by the NEO to the extent then exercisable may be exercised at any time prior to the expiration date of the option award or within three years after the date of the NEO’s retirement, whichever period is shorter.

•	At least 70 but less than 80 points, 50% of each unvested option award shall vest
•	At least 80 but less than 90 points, 75% of each unvested option award shall vest
•	At least 90 points, 100% of each unvested option award shall vest

There is no similar right in the case of RSU or PSU awards. As of December 30, 2011, none of the NEOs was eligible for any accelerated vesting for options under the point system described above.

Change in Control (Without Termination)

Equity Awards. In the event that there is a change in control of the Company, the Company’s Incentive Compensation Plan and each individual award agreement provide that all option and RSU awards will become immediately vested and exercisable (as applicable) until they terminate pursuant to the terms of the award agreement or Incentive Compensation Plan terms. Under the PSU awards made in February of 2011, in the event a change in control occurred prior to certification by the Compensation Committee of the number of shares earned based on certified 2011 Operating Earnings, an NEO would be awarded vested shares of Tellabs stock with respect to the outstanding PSUs at a payout rate of 1.0 shares for each PSU or, if greater, the payout rate determined by the Compensation Committee based on the Committee’s assessment of the Company’s financial performance as of the change of control taking into account the Performance Target as of such change of control, but in no event greater than the maximum payout rate, and such earned shares shall be fully vested as of the date of the change of control. As noted in the Compensation Discussion and Analysis section, 2011 performance met the threshold and 0.5 shares for each PSU were earned and will be paid out, subject to continued employment.

A change in control generally is any of the following events: (a) 20% or more of the Company’s securities are acquired by a single person (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended); (b) during any two consecutive year period, the directors of the Company’s Board cease to constitute at least a majority of the Company’s Board; (c) the Company is acquired by or sells its assets to a third party, unless (i) the stockholders before such transaction continue to own more that 50% of the Company after such transaction, (ii) no single person (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) owns 20% or more of the Company’s securities and (iii) a majority of the directors before such transaction continue to serve on the Company’s Board after such transaction; or (d) the stockholders of the Company approve a complete liquidation or dissolution of the Company.

Termination Following a Change in Control

Severance. Under the Company’s Executive Continuity and Protection Program, a participant will become entitled to severance benefits in the event of a qualifying termination of employment, which occurs within 24 months after a change in control of the Company (as described above). In such cases, an NEO, excluding the CEO, would receive severance benefits equal to two times that participant’s base salary and bonus target, a pro-rated bonus based on the number of months the participant had served in the year of termination, and approximately 20% of such participant’s base salary in lieu of benefits. The CEO would receive severance benefits equal to three times that participant’s base salary and bonus target, a pro-rated bonus based on the number of months the participant had served in the year of termination, and approximately 30% of such participant’s base salary in lieu of benefits. In addition, the Company would be obligated to pay the amount of any excise taxes, together with the additional income tax related to such excess amounts, imposed on the payments and benefits provided under this program; provided that the severance benefits are subject to reduction of up to 10% if such reduction avoids imposition of the excise tax. In exchange for the right to be covered by the Executive Continuity and Protection Program, the participant is required to (a) maintain the confidential information of the Company, (b) assign all intellectual property rights to the Company (to the extent not previously assigned), (c) for a 24-month restriction period, not compete with the Company (as an employee, stockholder [with limited exceptions], director, consultant and the like), not solicit for employment or employ any person who was employed by the Company within the six-month period preceding the date of such hiring, and not induce any third party to terminate or not renew any relationship with the Company and (d) to execute a full release of all claims that the participant may have against the Company.

The following table quantifies the amounts that each NEO would be entitled to receive following certain types of terminations or change in control. Each column in the following table is described in the above discussion. The amounts shown in the following table are approximate and reflect certain assumptions that the Company has made in accordance with the SEC’s rules. These assumptions are that the termination of employment or change in control occurred on December 30, 2011 (the last day of the Company’s 2011 fiscal year), and that the value of a share of the Company’s stock on that day was $4.04, the closing price on December 30, 2011, the last trading day of the fiscal year.

In addition, in keeping with the SEC’s rules, the following discussion and amounts do not include payments and benefits that are not enhanced by the termination of employment or change in control. These payments and benefits include: benefits accrued under the Company’s qualified profit sharing and savings plan in which all employees participate; accrued vacation pay, health plan continuation and other similar amounts payable when employment terminates under programs applicable to the Company’s salaried employees generally; amounts accumulated under the Deferred Income Plan; and options that have vested and become exercisable prior to the employment termination of employment in the circumstances indicated or change in control.

The following amounts for stock options do not include the exercise amounts that the NEO would be required to pay in order to exercise such option(s), only the enhanced benefit or value exceeding such aggregate exercise price. Thus, option awards with exercise prices of $4.04 or more per share are not included as such options would have had no enhanced value on December 30, 2011. The following table does not include columns for voluntary termination or retirement since the Company is not obligated to pay any amounts over and above vested benefits in either termination scenario. The table below illustrates what would have been paid on December 30, 2011, in the event of termination of employment in the circumstances indicated or change in control.

Table Quantifying Potential Termination Payments

Name	Benefit		Termination w/o Cause or for Good Reason	Death	Disability	Change in Control without Termination	Termination w/o Cause or for Good Reason Following Change in Control (ECP)
Robert W. Pullen
CEO & President	Cash Payments		$761,538		$120,000		$4,380,000
	Stock Option Vesting Acceleration			$0		$0	$0(1)
	PSU Vesting Acceleration					$634,462	$634,462(1)
	RSU Vesting Acceleration			$821,828		$821,828	$821,828(2)
	Excise Tax Gross Up	(3)					$2,012,366
	AD&D			$450,000
	Life Insurance			$1,500,000
Timothy J. Wiggins
EVP & CFO	Cash Payments		$219,230		$120,000		$1,520,000
	Stock Option Vesting Acceleration			$0		$0	$0(1)
	PSU Vesting Acceleration					$305,539	$305,539(1)
	RSU Vesting Acceleration			$345,359		$345,359	$345,359(2)
	Excise Tax Gross Up	(3)
	AD&D			$450,000
	Life Insurance			$949,500
Daniel P. Kelly
EVP Global Products	Cash Payments		$507,692		$120,000		$1,600,000
	Stock Option Vesting Acceleration			$0		$0	$0(1)
	PSU Vesting Acceleration					$244,689	$244,689(1)
	RSU Vesting Acceleration			$265,597		$265,597	$265,597(2)
	Excise Tax Gross Up	(3)
	AD&D			$450,000
	Life Insurance			$1,000,000
Vikram R. Saksena
EVP & CTO	Cash Payments		$130,769		$120,000		$1,360,000
	Stock Option Vesting Acceleration			$0		$0	$0(1)
	PSU Vesting Acceleration					$226,839	$226,839(1)
	RSU Vesting Acceleration			$376,851		$376,851	$376,851(2)
	Excise Tax Gross Up	(3)
	AD&D			$450,000
	Life Insurance			$850,000
Roger J. Heinz
EVP Global Sales & Service	Cash Payments		$130,769		$120,000		$1,360,000
	Stock Option Vesting Acceleration			$0		$0	$0(1)
	PSU Vesting Acceleration					$214,064	$214,064(1)
	RSU Vesting Acceleration			$229,068		$229,068	$229,068(2)
	Excise Tax Gross Up	(3)
	AD&D			$450,000
	Life Insurance			$850,000

(1)	The NEO would be entitled to receive this amount either upon change in control or upon termination following a change in control. The amount would not be paid twice.

(2)	The NEO would be entitled to receive this amount upon termination following the change in control. This amount includes the vesting acceleration that occurs upon a change in control. That amount would not be paid twice.

(3)	Under the terms of the Executive Continuity and Protection Program, an NEO receiving a payment equal to or above 110% of the excess parachute payment threshold contained in Section 280G to the IRC is entitled to receive an excise tax gross up payment. If the excess parachute payments exceed the threshold but are less than the 110% amount, then the cash payment is reduced so that the parachute payments do not exceed the threshold. The amount of excise tax gross-up for Mr. Pullen is shown in the table. There would be no excise tax gross up payment for Messrs. Wiggins, Kelly, Saksena and Heinz.

Security Ownership of Management

The table below sets forth information as of March 12, 2012, with respect to the beneficial ownership of the Company’s outstanding shares of Common Stock by each current director of the Company, each director nominee, each NEO and all current executive officers and directors as a group.

Name of Beneficial Owner	Beneficial Ownership (excluding stock options)(1)	Exercisable Stock Options Within 60 Days of March 12, 2012(2)	Total Beneficial Ownership		Percent of Class(3)
Directors and Nominees:

Michael J. Birck	30,941,793	300,000	31,241,793	(4)	8.5%
Bo Hedfors	58,356	105,717	164,073		*
Frank Ianna	49,356	105,717	155,073		*
Linda Wells Kahangi	46,656	51,296	97,952		*
Michael E. Lavin	58,856	105,717	164,573		*
Stephanie Pace Marshall, Ph.D.	61,906	80,717	142,623		*
Robert W. Pullen	933,210	598,008	1,531,218		*
William F. Souders	69,356	105,717	175,073		*
Jan H. Suwinski	68,356	105,717	174,073		*
Vincent H. Tobkin	26,906	26,296	53,202		*
Vincent D. Kelly	–	–	–		*
Gregory J. Rossmann	–	–	–		*

Other Named Executive Officers:

Daniel P. Kelly	311,574	330,617	642,191		*
Vikram R. Saksena	284,131	239,742	523,873		*
Roger J. Heinz	242,548	129,992	372,540		*
All current executive officers and directors as a group (19 persons)	33,943,747	3,295,813	37,239,560		10.1%

* Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)	Shares of Common Stock subject to options or other rights exercisable within 60 days of March 12, 2012, are deemed to be outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(3)	Based on 365,777,250 shares outstanding on March 12, 2012.

(4)	Includes 2,248,870 shares held by Mr. Birck’s spouse. Mr. Birck disclaims beneficial ownership of such shares. Also includes 13,111,000 shares held by Oak Street Investments, L.P., a family partnership of which Mr. Birck is a general partner. Mr. Birck disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. As of December 30, 2011, 12, 911,000 of the shares held by Oak Street Investments, L.P. were held in margin accounts.

Security Ownership of Certain Beneficial Owners

The table below sets forth information regarding each person known by the Company (other than Mr. Birck, the Company’s Chairman), to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock of the Company as of December 30, 2011.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)

Janus Capital Management LLC(2) 151 Detroit Street Denver, Colorado 80206	36,323,582	10.0%

Third Avenue Management LLC(3) 622 Third Avenue, 32nd Floor New York, NY 10017	25,187,955	6.90%

BlackRock Inc.(4) 40 East 52nd Street New York, NY 10022	19,797,522	5.42%

Westwood Management Corp.(5) 200 Crescent Court, Suite 1200 Dallas, TX 75201	18,451,841	5.06%

(1)	Based on the total number of shares outstanding on December 30, 2011.

(2)	Based on information filed with the SEC and provided to the Company by Janus Capital Management LLC and certain related entities (Janus). Janus has sole voting and dispositive power with respect to 36,313,882 shares. Janus has shared voting power with respect to 9,700 shares. An investment company of Janus, Janus Global Select Fund, has sole voting and dispositive power with respect to 25,320,291 shares (6.90% of class).

(3)	Based on information filed with the SEC and provided to the Company by Third Avenue Management LLC (Third Avenue). Third Avenue has sole voting power with respect to 25,162,330 and sole dispositive power with respect to 25,187,955 shares. Third Avenue has no shared voting or dispositive power.

(4)	Based on information filed with the SEC by BlackRock Inc. (BlackRock). BlackRock has sole voting and dispositive power with respect to 19,797,522 shares. BlackRock has no shared voting or dispositive power.

(5)	Based on information filed with the SEC by Westwood Management Corp. (Westwood). Westwood has sole voting power with respect to 16,169,039 shares and sole dispositive power with respect to 18,451,841 shares. Westwood has shared voting power with respect to 514,977 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC.

Based on a review of documents in the Company’s possession, and on written representations from reporting persons, the Company believes that during fiscal year 2011, all of the Company’s officers and directors filed on a timely basis all reports required by Section 16(a) of the Securities Exchange Act of 1934, except that Rizwan Khan timely filed a Form 4 that inadvertently stated historical data. This was corrected in an amended Form 4.

Transactions with Related Persons

Kevin Birck, the son of Michael J. Birck, Chairman of the Board of the Company, is employed by the Company as a director in the Company’s global operations group. During fiscal year 2011, Kevin Birck earned an aggregate salary of approximately $161,517. He also participated in the Company’s other broad-based benefits plans. Michael J. Birck was not involved in determining the compensation of Kevin Birck.

During the past fiscal year, the Company is not aware of any other transactions in which any other director or other executive officer, or any other member of a director or officer’s immediate family, had a material direct or indirect interest reportable under applicable Securities and Exchange Commission rules.

Policies and Procedures for Review and Approval of Related-Person Transactions

The Company believes that it has built a reputation for the highest levels of integrity in every aspect of its business. The Company prohibits transactions (regardless of amount, duration or subject matter) that involve an executive officer or Board member (or Board nominee) of the Company that might result in an actual or perceived conflict of interest with the Company. This policy includes each executive officer’s and director’s family members as well as any entity or third party in which such person is employed, serves as an officer or director, or owns more than 10% of the Company’s outstanding stock. This policy requires that exceptions to this general prohibition be identified to the Company’s Audit and Ethics Committee by such person prior to consummation of any such transaction and the review, and where appropriate, approval, of such transaction by the Company’s Audit and Ethics Committee. The general parameters of this policy are contained in the Company’s Integrity Policy as well as the Company’s Corporate Governance Guidelines. Both documents can be found on the Company’s Web site at www.tellabs.com/investors.

At least annually and upon the appointment or election of any new officer or director, the Company’s General Counsel reviews this policy with the executive management team as well as the Board. It is the responsibility of the Audit and Ethics Committee, with substantial assistance of the Company’s General Counsel, to implement and apply this policy. The Company enforces this policy by requiring each officer and director annually to respond to a comprehensive questionnaire that is designed to identify any proposed or existing transaction or relationship that may be in conflict with the Company’s Integrity Policy or Corporate Governance Guidelines.

Audit and Ethics Committee Report

The following Audit and Ethics Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Audit and Ethics Committee of the Board has furnished the following report.

The Audit and Ethics Committee’s primary duties and responsibilities are:

•	To serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system;

•	To appoint, compensate, retain and oversee the work of the Company’s independent registered auditor;

•	To oversee the work of the internal audit function and to provide it with organizational independence by providing it a direct reporting line to the Board of Directors;

•	To oversee the Company’s compliance with legal and regulatory requirements and its code of ethics; and

•	To assist the Board in ensuring the Company has an appropriate overall risk oversight process.

During the course of each fiscal year, the Audit and Ethics Committee devotes the attention that it deems necessary and appropriate to each of the matters assigned to it under its charter. A current copy of the charter can be found on the Company’s Web site at www.tellabs.com/investors. The Audit and Ethics Committee believes that it has satisfied its charter responsibilities for fiscal year 2011.

In overseeing the preparation of the Company’s financial statements, the Audit and Ethics Committee met with management and the Company’s internal and independent registered auditors to review and discuss all financial statements (including the Company’s audited financial statements), earnings releases and related SEC filings prior to their issuance and to discuss significant accounting issues. Management advised the Audit and Ethics Committee that all financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit and Ethics Committee’s review included discussion with the independent registered auditor of matters required to be discussed by the PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence), as adopted by the PCAOB in Rule 3600T.

The Audit and Ethics Committee has received the written disclosures and the letter from Ernst & Young, the Company’s independent registered auditor as required by the PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence) as adopted by the PCAOB in Rule 3600T and has discussed with Ernst & Young matters relating to its independence, including disclosures made to the Audit and Ethics Committee and whether the provision of non-audit services by the auditor was compatible with the auditor’s independence. The Audit and Ethics Committee approves all non-audit services to be performed by the auditor as set forth in the Audit and Non-Audit Services Pre-Approval Policy (Pre-Approval Policy). A copy of the Pre-Approval Policy is available on the Company’s Web site at www.tellabs.com/investors.

The Audit and Ethics Committee continued to monitor the scope and adequacy of the Company’s internal audit program, including proposals for adequate staffing and to strengthen internal procedures and controls, where and when appropriate.

The Company’s management is responsible for preparing the Company’s financial statements. The Company’s independent registered auditors are responsible for auditing the financial statements. The activities of the Audit and Ethics Committee are in no way designed to supersede or alter those responsibilities. The Audit and Ethics Committee’s role does not provide any particular assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered auditors.

Based on its reviews and discussions and subject to the limitations on the roles and responsibilities of the Audit and Ethics Committee as described herein and in its charter, the Audit and Ethics Committee recommended to the Board that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2011, for filing with the Securities and Exchange Commission.

April 6, 2012

Michael E. Lavin (Chair)

Frank Ianna

Linda Wells Kahangi

William F. Souders

Jan H. Suwinski

Independent Registered Auditor’s Fees and Services

In connection with the audit of the Company’s 2011 financial statements, the Company entered into an engagement agreement with Ernst & Young. The engagement agreement sets forth the terms by which Ernst & Young will perform audit services for the Company, and includes alternative dispute resolution procedures.

The Company paid Ernst & Young certain fees for services provided during fiscal years 2011 and 2010. Such fees were approximately as follows:

Year	Audit Fees(1)	Audit-Related Fees(2)	Tax Fees(3)	All Other Fees
2011	$2,122,000	$2,000	$176,000	$0
2010	$2,107,000	$2,000	$246,000	$0

(1)	Includes fees for Ernst & Young’s audit of the Company’s management’s assessment of internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002, in addition to fees related to their audit of the Company’s financial statements.

(2)	Includes fees for technical accounting resource tool.

(3)	Includes fees for tax compliance, tax audit assistance and tax planning and advice.

As set forth in the Audit and Ethics Committee Report, the Audit and Ethics Committee has considered and determined that the provisions of the non-audit services described above were compatible with maintaining the auditor’s independence. The Audit and Ethics Committee pre-approves all audit and non-audit services provided by Ernst & Young to the Company and its subsidiaries and approves the overall scope and plans for their audit activities, including the adequacy of staffing and compensation. A current copy of the Pre-Approval Policy is available on the Company’s website at www.tellabs.com/investors.

Future Stockholder Proposals, Director Nominations and Stockholder Communications

For inclusion in the Company’s Proxy Statement and form of proxy with respect to the 2013 Annual Meeting of Stockholders, any proposals of stockholders or nominations for directors must be received by the Secretary of the Company no later than December 2, 2012. Such proposals and nominations will be subject to the SEC regulations and the requirements set forth in the Company’s bylaws. Submitted stockholder proposals must include proof of ownership of Tellabs common stock in accordance with SEC Rule 14a-8(b)(2). Submitting a stockholder proposal or director nomination does not guarantee that the Company will include it in the proxy statement. Any stockholder interested in submitting a proposal or director nomination is strongly encouraged to contact the Secretary of the Company in advance of this deadline to discuss the proposal. In addition, stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws.

If you wish to present a proposal or nomination before the 2013 Annual Meeting of Stockholders, but you do not intend to have your proposal included in the 2013 proxy statement, your proposal must be delivered no earlier than January 2, 2013, and no later than February 1, 2013. Any such proposal must contain, among other things, the text of any proposed business, a description of certain agreements, arrangements and understandings having a bearing on the nomination or proposal and disclosure of your economic interest in Tellabs.

The description above is intended as a summary and is qualified in its entirety by reference to the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates available at www.tellabs.com/investors.

Additionally, if a proponent of a stockholder proposal at the 2013 Annual Meeting of Stockholders fails to provide notice of the intent to make such proposal by personal delivery or mail to the Secretary of the Company on or before February 20, 2013, (or by an earlier or a later date, if such date is hereafter established by amendment to the Company’s bylaws), then any proxy solicited by management may confer discretionary authority to vote on such proposal.

The Company welcomes communications from stockholders to the Board. Such communications should be addressed to the Secretary of the Company, who will review the communication and determine the appropriate handling of the communication. Alternatively, you may make contact through the Company’s website at www.tellabs.com/investors.

Other Matters

Management knows of no other matters that will be brought before the Annual Meeting, but if such matters are properly presented, the proxies solicited hereby will be voted in accordance with the judgment of the persons holding such proxies.

By Order of the Board of Directors,

James M. Sheehan

Secretary

April 6, 2012

Directions to the 2012 Annual Meeting of Stockholders

Wednesday, May 2, 2012

Northern Illinois University
1120 East Diehl Road
Naperville, IL 60563
From O’Hare International Airport
Take I-294 South to I-88 West.
Take I-88 West to Naperville Rd. exit.
Turn left (South) on Freedom Dr.
Turn right (West) on Diehl Rd.
Turn left on Centre Point Circle.
Turn left into the NIU parking lot.
From Downtown Chicago
Take I-290 West to I-88 West.
Take I-88 West to Naperville Rd. exit.
Turn left (South) on Freedom Dr.
Turn right (West) on Diehl Rd.
Turn left on Centre Point Circle.
Turn left into the NIU parking lot.
From South
Take I-55 North to I-355 North.
Take I-88 West to Naperville Rd. exit.
Turn left (South) on Freedom Dr.
Turn right (West) on Diehl Rd.
Turn left on Centre Point Circle.
Turn left into the NIU parking lot.
From West
Take I-88 East to Naperville Rd. exit.
Turn right (South) on Freedom Dr.
Turn right (West) on Diehl Rd.
Turn left on Centre Point Circle.
Turn left into the NIU parking lot.
From North
Take I-355 South to I-88 West.
Take I-88 West to Naperville Rd. exit.
Turn left (South) on Freedom Dr.
Turn right (West) on Diehl Rd.
Turn left on Centre Point Circle.
Turn left into the NIU parking lot.
*For security reasons, personal items such as backpacks, briefcases, banners, cameras and other recording devices are not allowed in the annual meeting. Please leave them at home or lock them in your car.

Report printed entirely on recycled paper.

TELLABS, INC. ATTN: JAMES M. SHEEHAN 1415 W. DIEHL ROAD NAPERVILLE, IL 60563

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 1, 2012, the day before the Annual Meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 1, 2012, the day before the Annual Meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it as soon as possible in the postage-paid envelope we have provided or return it to Tellabs, Inc. Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M41900-P24486	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TELLABS, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 THE ELECTION OF EACH DIRECTOR AND A VOTE “FOR” PROPOSALS 2 AND 3.
1.	To elect the following Directors:		For	Against	Abstain
Nominees:

	1a.	Bo Hedfors	☐	☐	☐

	1b.	Michael E. Lavin	☐	☐	☐

	1c.	Jan H. Suwinski	☐	☐	☐
							For	Against	Abstain

2.	To approve, on an advisory basis, named executive officer compensation.						☐	☐	☐

3.	To ratify the appointment of Ernst & Young LLP as the Company’s Independent Registered Auditor for 2012.						☐	☐	☐

4.	In their discretion, the proxies are authorized to vote on such other business as may properly come before the Annual Meeting.

NOTE: Executors, administrators, trustees and others signing in a representative capacity should indicate the capacity in which they sign. If shares are held jointly, EACH stockholder should sign.

For address changes and/or comments, please check this box and write them on the reverse side where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign name exactly as imprinted (do not print).

Signature [PLEASE SIGN WITHIN BOX]				Date		Signature (Joint Owners)	Date

ANNUAL MEETING

The Annual Meeting of Stockholders will be held at

Northern Illinois University, Naperville Campus

1120 East Diehl Road

Naperville, IL 60563-9347

on Wednesday, May 2, 2012

at 2:00 p.m. Central Daylight Savings Time

For security reasons, personal items such as backpacks, briefcases, banners, cameras and other recording devices are not allowed in the Annual Meeting. Please leave them at home or lock them in your car.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M41901-P24486

PROXY

One Tellabs Center, 1415 W. Diehl Road, Naperville, IL 60563

This Proxy is Solicited By the Board of Directors

The executing stockholder(s) (the “Stockholder”), of Tellabs, Inc., a Delaware corporation (the “Company”), does (do) hereby constitute and appoint James M. Sheehan and Thomas P. Minichiello, and each of them, the true and lawful attorney(s) of the Stockholder with full power of substitution, to appear and act as the proxy or proxies of the Stockholder at the Annual Meeting of Stockholders of said Company to be held at Northern Illinois University, Naperville Campus, 1120 East Diehl Road, Naperville, IL 60563-9347 on Wednesday, May 2, 2012, at 2:00 p.m. Central Daylight Savings Time, and at any adjournment thereof, and to vote all the shares of said Company standing in the name of the Stockholder, or which the Stockholder may be entitled to vote, as fully as the Stockholder might or could do if personally present, as set forth herein.

This proxy, when properly executed, will be voted in the manner directed herein by the stockholder(s). If no direction is made, this proxy will be voted FOR the election of each director, FOR proposals 2 and 3, and, at their discretion, on any such other business as may properly come before the Annual Meeting.

PLEASE MARK, SIGN, DATE ON THE REVERSE SIDE AND RETURN THIS PROXY CARD AS SOON AS POSSIBLE USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side